Exhibit 10.1
Execution Version
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
ETP-REGENCY MIDSTREAM HOLDINGS, LLC
Dated as of May 2, 2011

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Section 12.8	Waivers	43
Section 12.9	Severability	43
Section 12.10	Interpretation; Headings	43
Section 12.11	Further Assurances	43

ARTICLE XIII DEFINITIONS; CONSTRUCTION		44

Section 13.1	Definitions	44
Section 13.2	Construction	44

Exhibits and Schedules:

Schedule 1	Initial Directors
Schedule 3	Definitions

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     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of ETP-Regency Midstream Holdings, LLC, a Delaware limited liability company (the “Company”), is adopted, executed and entered to as of May 2, 2011 (the “Effective Date”), by and among La Grange Acquisition, L.P., a Texas limited partnership (“La Grange”) and a subsidiary of Energy Transfer Partners, L.P. (“ETP”), and Regency Midstream LLC, a Delaware limited liability company (“REM”) and a subsidiary of Regency Energy Partners LP (“Regency”). La Grange and REM are referred to herein individually as a “Member” and collectively as the “Members.”
WITNESSETH:
     WHEREAS, the Company was formed as a limited liability company pursuant to the Act by the filing of a Certificate of Formation (as amended, supplemented or otherwise modified from time to time, the “Certificate”) with the Secretary of State of the State of Delaware on March 21, 2011; and
     WHEREAS, the Members are entering into this Agreement to, among other things, (a) set forth the governance and operating procedures of the Company and (b) set forth their respective rights and obligations with respect to the Company.
     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows, intending to be legally bound:
ARTICLE I
THE COMPANY
     Section 1.1 Formation of the Company; Term.
     (a) The Company was formed as a Delaware limited liability company by the filing of the Certificate with the Secretary of State of the State of Delaware under and pursuant to the Act on March 21, 2011.
     (b) The Company’s existence shall be perpetual, unless and until it is dissolved in accordance with Article XI.
     Section 1.2 Purpose of the Company; Powers. The Company has been formed for the purpose of engaging in the Business. The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to, or in furtherance of, the Business.
     Section 1.3 Name of the Company. The name of the Company is “ETP-Regency Midstream Holdings, LLC”, and all Company business and affairs must be conducted in that name or such other names that comply with Law as the Company Board may approve by Unanimous Consent.
     Section 1.4 Principal Place of Business. The city in which the principal place of business of the Operator is located shall be the principal place of business of the Company (the

     “Principal Office”). The initial Operator for the Company under this Agreement is ETP, and its principal place of business is in Houston, Texas.
ARTICLE II
RESPONSIBILITIES OF THE MEMBERS
     Section 2.1 Responsibilities of the Members. Subject to Article III, each Member and its Affiliates may engage, directly or indirectly, without the consent or approval of the other Member or the Company, in the business conducted by such Member and its Affiliates as of the Effective Date and in any other business, business opportunities, transactions, ventures or other arrangements of any nature or description, independently or with others, including business of a nature that may be competitive with or the same as or similar to the business conducted by the Company, regardless of the geographic location of such business, all without any duty or obligation to account to the other Member or the Company in connection therewith. Nothing herein is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties and obligations (except as otherwise expressly provided by this Agreement or by Law) or subject either Member to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to either or both of the Members or the Company. To the extent that, at law or in equity, either Member (or its Director) has any fiduciary or other duty to the Company or the other Member pursuant to this Agreement, such duty is hereby eliminated to the maximum extent permitted pursuant to section 18-1101(c) of the Act. Notwithstanding anything to the contrary in this Agreement, (a) each Member (through its Director) shall be permitted to vote its Membership Interest in its own self-interest and (b) subject to Article III, (i) the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to either Member, (ii) neither Member that (directly or through an Affiliate controlled by such Member) acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company or the other Member, and such Member shall not be liable to the Company, to the other Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Member pursues or acquires such opportunity or information, and (iii) neither the Company nor either Member shall have any right, by virtue of this Agreement, to share or participate in such other businesses, investments or activities of a Member or to the income or proceeds derived therefrom.
     Section 2.2 Representations and Warranties. Each Member hereby represents and warrants to the Company and the other Member that (a) it is duly formed, validly existing and in good standing under the Laws of the state of its formation, and, if required by Law, is duly qualified to do business and is in good standing in each jurisdiction in which it conducts any of its business, (b) it has full corporate, limited liability company, partnership (limited or general), trust, or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, stockholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by such Member have been duly taken or received, as applicable, (c) it has duly executed and delivered this Agreement, and this Agreement is a legally binding obligation of such Member, enforceable against such Member in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other applicable Laws generally affecting creditors’ rights and general principles of equity (whether applied in an Action in a court of law or equity), (d) its authorization, execution, delivery and performance of this Agreement does not conflict with any material obligation under any material agreement or arrangement to which such Member is a party or by which it is (or any of its assets are) bound, (e) it (i) has been furnished with such information about the Company and the Membership Interests as such Member has requested, (ii) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and the Membership Interests, (iii) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of an investment in the Company (and the Membership Interests) and has a sufficient net worth to sustain a loss of its entire investment in the Company (and the Membership Interests), and (iv) is an “accredited investor” within the meaning of “accredited investor” under Regulation D of the Securities Act, and (f) it understands and agrees that its Membership Interest shall not be Transferred (including by being made the subject of a Lien), and that it shall not be the subject of a Change of Control, except in accordance with the terms of this Agreement and, in the case of any Transfer of its Membership Interest, pursuant to an applicable exemption from registration under the Securities Act and other applicable securities Laws.
     Section 2.3 Intrastate Covenants.
     (a) Each Member will use (and shall cause its Restricted Persons to use) all commercially reasonable efforts to ensure that it does not (and that its Restricted Persons do not) take any action or fail to take any action where the action or failure to act would cause (i) the Pipeline (or any portion thereof) to transport NGLs in interstate commerce so as to cause the Pipeline (or any portion thereof) to become a common carrier subject to the jurisdiction of the FERC under the Interstate Commerce Act, as amended, 49 USC App. §§1-65a (the “ICA”) or (ii) the facilities of either Member (if such facilities are connected or related to the Pipeline (or any portion thereof) in such a manner that the jurisdictional status of such facilities affects the jurisdictional status of the Pipeline (or any portion thereof)) to become subject to the jurisdiction of the Federal Energy Regulatory Commission (such regulatory agency or any successor regulatory agency, “FERC”) under the ICA. THE OPERATOR AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE NON-OPERATOR INDEMNIFIED PARTIES FROM ANY AND ALL CLAIMS OF ANY CHARACTER WHATSOEVER RESULTING FROM THE WILLFUL AND KNOWING FAILURE, OR FAILURE BECAUSE OF GROSS NEGLIGENCE, OF THE OPERATOR TO COMPLY WITH THE PROVISIONS OF THIS SECTION 2.3(a). THE NON-OPERATING MEMBER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE OPERATOR INDEMNIFIED PARTIES, FROM ANY AND ALL CLAIMS OF ANY CHARACTER WHATSOEVER RESULTING FROM THE WILLFUL AND KNOWING FAILURE, OR FAILURE BECAUSE OF GROSS NEGLIGENCE, OF THE NON-OPERATING MEMBER TO COMPLY WITH THE PROVISIONS OF THIS SECTION 2.3(a).
     (b) Except as expressly provided herein, no NGLs received or delivered on the Pipeline shall be produced, transported, stored, used, consumed or sold in interstate commerce in a manner that would cause (i) the Pipeline (or any portion thereof) to cease to constitute an intrastate NGL pipeline system or (ii) the facilities of either Member (if such facilities are connected or related to the Pipeline (or any portion thereof) in such a manner that the jurisdictional status of such facilities affects the jurisdictional status of the Pipeline (or any portion thereof)) to become subject to the jurisdiction of FERC under the ICA.
     Section 2.4 No State Law Partnership; Liability to Third Parties.
     (a) The Members intend that the Company shall be a limited liability company and, without limiting the provisions of Section 6.3 and Articles IX and X with respect to United States federal income tax treatment (and other tax treatment consistent therewith), the Company shall not be a state law partnership (including a limited partnership) or joint venture and neither Member shall be a state law partner or joint venturer of the other Member, for any purposes, and this Agreement may not be construed to suggest otherwise.
     (b) Neither Member (including the Operator in its capacity as a Member or in its capacity as the Operator) shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a Member (or the Operator).
     Section 2.5 No Power to Bind Company or Other Member. Neither Member nor any of its Affiliates may take any action purporting to bind the Company, the other Member or the other Member’s Affiliates, except as provided in this Agreement. All actions undertaken by the Members and their respective Affiliates, or any of them, are at their sole risk and expense except (a) for actions undertaken by (or at the direction of) the Operator on behalf of the Company within the scope of its authority under this Agreement and (b) to the extent, if any, that the Company (or the Operator acting on behalf of the Company) expressly assumes the obligations arising from such actions in accordance with this Agreement. Neither Member (nor any of its Affiliates) is an agent, employee, contractor, vendor, representative or (except for tax purposes) partner of the other Member or its Affiliates by virtue of its execution of this Agreement, and neither Member (nor any of its Affiliates) may hold itself out as such; provided, however, that the Operator may act on behalf of the Company as provided in this Agreement.
     Section 2.6 Default. Upon the occurrence (and during the continuance of) a Default with respect to either Member, the other Member and the Company shall each be entitled (in addition to the specific rights and remedies that such Member and the Company may have with respect to such Default pursuant to the terms and provisions of this Agreement or at law or in equity) to take such action (including instigating court Actions) as they may deem necessary or appropriate with respect to such Default.
     Section 2.7 Loss of Rights During Default. Notwithstanding anything to the contrary set forth herein (including, for the avoidance of doubt, the definition of Unanimous Consent), while a Member is in Default, such Member shall not be permitted to consent to, vote (directly or through its Director) or otherwise participate in or make any decisions with respect to any action (or inaction) to be taken by (or on behalf of) the Company, and the other Member shall have the sole right to consent to, vote (directly or through its Director) and otherwise participate in or make any decisions with respect to such action (or inaction) to be taken by (or on behalf of) the Company.
     Section 2.8 Ownership. Title to Company assets, whether tangible, intangible, real, personal or mixed, shall be deemed to be owned by the Company as an entity, and neither

Member shall individually have any direct ownership in Company assets. Title to any and all of the Company assets shall be held in the name of the Company. All Company assets shall be recorded as the property of the Company in its books and records. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of either Member (including the Operator).
     Section 2.9 Confidentiality.
     (a) The Members acknowledge that from time to time they may receive information from or regarding the other Member or its Affiliates or their customers in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to the other Member, its Affiliates, or Persons with which they do business. Each Member shall hold in strict confidence, and shall not use (other than in connection with the Business), any such information it receives for a period of two years after the initial disclosure thereof to such Member, and during such period, such Member may not disclose such information to any Person other than its Affiliates and its and their employees, officers, directors, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors and financing entities) with which such Member has an executed confidentiality agreement or that are otherwise subject to confidentiality obligations no less stringent than those set forth herein, in each case who have a need to know such information, and the other Member.
     (b) The restrictions in Section 2.9(a) shall not apply to:
          (i) information which enters the public domain other than by breach of this Agreement;
          (ii) information already in the possession of a Member or any of its Affiliates before disclosure to it pursuant to this Agreement, which was not acquired directly or indirectly from the Member that was the source of such information (or any of its Affiliates) and which is not the subject of a confidentiality agreement in favor of the source of such information;
          (iii) information lawfully obtained from a third party that is free to disclose such information;
          (iv) information developed or created by a Member or any of its Affiliates independent of this Agreement;
          (v) information required to be disclosed by a Member or any of its Affiliates to a third party contemplating purchasing the Membership Interest or Equity Interests of such Member in order to permit such third party to decide whether or not to proceed with the purchase and what price to offer; provided that such third party shall have, prior to any such disclosure, entered into a confidentiality agreement with such Member or its Affiliate on terms no less strict than the terms of this Section 2.9 and such Member shall be liable for any further disclosure by such third party in breach of this Agreement;

          (vi) information requested by any Governmental Entity entitled by Law to require the same; provided that prior to such disclosure, the disclosing Member (or its Affiliate) shall notify in writing the Member (or Affiliate of a Member) with respect to which such information relates that such request has been made and shall reasonably cooperate with such Member (or Affiliate of a Member) (at such Person’s request and expense) to obtain a protective order, confidential treatment or other remedy (and, in the absence of such remedy, the disclosing Member (or its Affiliate) may disclose only such portion of the subject information as advised by its counsel that it is legally required to disclose); and
          (vii) information that a Member or its Affiliate must disclose under applicable securities Laws or stock exchange regulations; provided that prior to such disclosure, the disclosing Member (or its Affiliate) shall notify in writing the other Member (or Affiliate of such other Member) with respect to which such information relates that the disclosing Member (or its Affiliate) believes such disclosure is required and, in any event, the disclosing Member (or its Affiliate) may disclose only such portion of the subject information that upon advice of counsel it is legally required to disclose.
     (c) Any Member or its Affiliate seeking to rely on an exemption set forth in Section 2.9(b) shall provide such evidence as the Member (or Affiliate of a Member) with respect to which such information relates may reasonably request to prove that the information sought to be exempted from the requirements set forth in Section 2.9(a) satisfies an exemption set forth in Section 2.9(b).
     Section 2.10 Publicity.
     (a) Neither Member will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements or other public disclosures with respect to this Agreement or any of the instruments, documents and agreements entered into pursuant to, or in connection with, this Agreement, or any of the activities contemplated hereby (or thereby), unless not less than twelve (12) hours prior to so releasing or disclosing any such information, the releasing or disclosing Member shall provide a copy of the portion of the release, statement or disclosure containing such information to the other Member; provided, however, that such requirement to provide copies shall not apply (i) where such release, statement or disclosure is deemed in good faith by the releasing or disclosing Member to be required by applicable Law or under the rules and regulations of a recognized stock exchange on which any Equity Interests of such Member (or any of its Affiliates) are listed, so long as prior to making any such release, statement or disclosure, the releasing or disclosing Member provides a copy of the portion of the release, statement or disclosure containing such information to the other Member and (ii) with respect to any regular disclosures by the Operator regarding general business and operational matters disclosed by the Operator on a regular basis in the ordinary course of business.
     (b) Notwithstanding anything to the contrary in this Section 2.10 or Section 2.9, in the event of any emergency endangering property, human life or the environment, the Operator may issue such press releases or public announcements as it deems necessary in light of the circumstances and shall promptly provide the other Member with a copy of any such press release or announcement.

     Section 2.11 Affiliate Contracts; Matters Involving Affiliates.
     (a) The Members acknowledge that the Company may from time to time enter into contracts with a Member or an Affiliate of a Member (any such contract, an “Affiliate Contract”). In addition to the provisions set forth in Section 4.8(e), with respect to each Affiliate Contract, (i) the negotiation of each Affiliate Contract shall be conducted on behalf of the Company by or under the direction of the Director appointed by Member that is not, or whose Affiliates are not, to be a party to such Affiliate Contract, and (ii) all decisions and actions concerning such Affiliate Contract, other than those made with respect to matters arising in the ordinary course of business, shall be approved and authorized by the Director appointed by the Member that is not, and whose Affiliates are not, a party to such Affiliate Contract at the time such decision is being made or action is being taken.
     (b) In the case of any decision or action with respect to any Action involving the Company as a party to which a Member, or an Affiliate of a Member, is a party materially adverse to the Company (other than as a co-defendant or the equivalent), such decision or action shall be approved and authorized by the Director appointed by the Member that is not (and whose Affiliates are not) a party materially adverse to the Company (other than as a co-defendant or the equivalent).
Section 2.12 Limitation of Liability; Indemnification
     (a) Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE MEMBERS AND THE COMPANY EXPRESSLY AGREE THAT THE OPERATOR SHALL NOT BE LIABLE TO THE NON-OPERATOR INDEMNIFIED PARTIES, THE NON-OPERATING MEMBER SHALL NOT BE LIABLE TO THE OPERATOR INDEMNIFIED PARTIES, AND THE COMPANY SHALL NOT BE LIABLE TO ANY PERSON (INCLUDING THE NON-OPERATOR INDEMNIFIED PARTIES AND THE OPERATOR INDEMNIFIED PARTIES), FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT APPLY TO DAMAGES PAYABLE (I) PURSUANT TO SECTION 2.3 OR (II) WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH A MEMBER OR THE COMPANY IS OBLIGATED TO PROVIDE INDEMNIFICATION PURSUANT TO THIS SECTION 2.12.
     (b) Indemnification Obligations of the Operator. Subject to Section 2.12(a), the Operator shall INDEMNIFY, PROTECT, DEFEND, RELEASE and HOLD HARMLESS the Non-Operator Indemnified Parties from and against any and all Damages suffered by the Non-Operator Indemnified Parties, as a result of, caused by, or arising out of (i) any breach of a representation or warranty of the Operator in this Agreement, (ii) any breach of any covenant of the Operator under this Agreement, or (iii) the gross negligence or willful misconduct of the Operator in its performance or failure to perform its obligations as the Operator under this Agreement.
     (c) Indemnification Obligations of the Non-Operating Member. Subject to Section 2.12(a), the Non-Operating Member shall INDEMNIFY, PROTECT, DEFEND, RELEASE and HOLD HARMLESS the Operator Indemnified Parties from and against any and all Damages suffered by the Operator Indemnified Parties as a result of, caused by, or arising out of (i) any breach of a representation or warranty of the Non-Operating Member in this Agreement or (ii) any breach of any covenant of the Non-Operating Member under this Agreement; provided, however, that the Non-Operating Member shall have no indemnity or defense obligations to the Operator Indemnified Parties with respect to matters for which the Operator is required to indemnify or defend the Non-Operator Indemnified Parties pursuant to Section 2.12(b).
     (d) Indemnification Obligations of the Company. Subject to Section 2.12(a), the Company shall INDEMNIFY, PROTECT, DEFEND, RELEASE and HOLD HARMLESS any Person from and against any and all Damages suffered by such Person as a result of, caused by, or arising out of such Person’s being (or being threatened to be made) a party to, or involved in, any threatened, pending or completed Action, any appeal of any Action or any inquiry or investigation that could lead to any Action, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member (including the Operator) of the Company or a member of the Company Board (or a committee of the Company Board), or while such Person is or was serving at the request of the Company Board as a director, officer, partner, venturer, member, trustee, employee, agent or similar functionary of another foreign or domestic entity or other enterprise, to the extent the Action relates to any such above-described relationships with, status with respect to, or representation of any such Person, to the fullest extent permitted by Law, as the same exists or may hereafter be amended; provided, however, that the Company shall have no defense or indemnity obligations to any Person under this Section 2.12(d) to the extent the Action is covered by any indemnity obligation of such Person under Section 2.12(b) or 2.12(c). The Company may (but shall have no obligation to) advance expenses to, and reimburse the expenses of, any Person to which the Company owes any defense or indemnity obligation pursuant to this Section 2.12(d).
     (e) Acknowledgment of Nature of Indemnification. It is expressly acknowledged that the indemnification provided in this Section 2.12 could involve indemnification for negligence or under theories of strict liability.
ARTICLE III
AREA OF MUTUAL INTEREST; EXPANSION PROJECTS
     Section 3.1 Area of Mutual Interest. The Members hereby designate the territory within a fifty (50) mile radius of the Company’s current administrative headquarters for its NGL and refined petroleum products storage facilities, located at 10902 Fitzgerald Road, Mont Belvieu, Texas 77580, as an area of mutual interest (the “Area of Mutual Interest”) with respect to the storage and fractionation of NGLs, liquefied petroleum gases and refined petroleum products (the “AMI Products”). Subject to the provisions of applicable Law and except as otherwise permitted by the terms of this Agreement, neither Member, nor any Affiliate of such Member, shall engage in, or acquire any equity interest in or provide any debt financing to any Person engaged or who proposes to engage in, the business of the storage or fractionation of any AMI Products within the Area of Mutual Interest, except that either Member may acquire up to a 20% equity interest in, or provide up to 20% of the aggregate debt financing for, a Person engaged or who proposes to engage in the business of the storage or fractionation of any AMI Products within the Area of Mutual Interest.

     Section 3.2 Expansion Projects.
     (a) If either Member becomes aware of an opportunity to develop, plan, design, engineer, procure, construct, install or acquire (i) any expansion of capacity of the assets of the Company as of the date hereof, (ii) an AMI Product storage or fractionation facility within the Area of Mutual Interest or (iii) any capital project referred to in Section 6.13 of the Purchase Agreement (each, an “Expansion Project”), that such Member desires to have the Company pursue, then (A) such Member shall prepare a written presentation setting forth (1) the projected revenue, capital costs and operating costs for such Expansion Project, (2) the proposed Capital Contributions to be made by the Members to fund such Expansion Project, (3) any external debt financing proposed to be pursued in connection with such Expansion Project, including the proposed interest rate, maturity and other terms of such debt financing and (4) any other relevant information such as legal, environmental or regulatory issues with respect to such Expansion Project (a “Proposed Expansion Project Presentation”), (B) such Member shall deliver, in the manner specified in Section 12.2 with respect to notices, such Proposed Expansion Project Presentation to the other Member at least five (5) business days prior to any meeting of the Company Board called for the purpose of considering such Expansion Project and (C) the Company Board shall consider such Expansion Project at a meeting called for such purpose (provided that the Proposed Expansion Project Presentation has been delivered to the other Member in accordance with the preceding clause (B)). If the Company Board approves, by Unanimous Consent, the pursuit of the Expansion Project and the Capital Contributions, in each case as set forth in the Proposed Expansion Project Presentation or as otherwise approved by the Company Board by Unanimous Consent (an “Approved Project”), then the Company Board shall instruct the Operator to proceed with such Approved Project in accordance with and on the terms so approved by the Company Board (the “Approved Project Plan”).
     (b) If the Company Board, at its next meeting, does not approve by Unanimous Consent the pursuit of an Expansion Project proposed by a Member in accordance with Section 3.2(a), then the proposing Member may either (i) pursue such Expansion Project for its own account outside the Company, and neither the Company nor the non-proposing Member shall have any interest or right to participate in such Expansion Project, or (ii) require the Company to pursue such Expansion Project (any such Expansion Project, a “Mandated Project”) in accordance with and on the terms proposed by the proposing Member (the “Mandated Project Plan”); provided that in the case of this clause (ii), the proposing Member may require the Company to pursue such Mandated Project only if:
          (A) such Mandated Project has a projected positive net present value of distributable cash flow for the first ten (10) years following its proposed in-service date, calculated using (1) the projected revenue, capital costs, operating expenses, specified in the Proposed Expansion Project Presentation and (2) a discount rate equal to the sum of (I) the arithmetic average of (x) the weighted average annual interest on senior, long-term indebtedness of the non-proposing Member outstanding at the time the Proposed Expansion Project Presentation is delivered by the proposing Member to the non-proposing Member pursuant to Section 3.2(a) and (y) the average Cost of Incremental Equity Capital with respect to the Common Units of the non-proposing Member at the time the Proposed Expansion Project Presentation is delivered by the proposing Member to the non-proposing Member pursuant to Section 3.2(a) and (II) two percent (2%); and

          (B) if the Mandated Project relates to an expansion of the capacity of the Pipeline or other intrastate NGL pipeline through looping and/or the addition of compression, (1) the Mandated Project is supported by one or more shippers who meet the Credit Standards and who have executed written, binding commitments for not less than fifty percent (50%) of the firm capacity of such Mandated Project for not less than five (5) years and (2) the portion of the Pipeline or other pipeline to which the Mandated Project relates lacks sufficient available firm capacity to accommodate such creditworthy shipper(s).
     Section 3.3 Inapplicability of Certain Article III Provisions. Notwithstanding anything to the contrary set forth in this Article III, while either Member is in Default, such Member shall not be permitted to cause the Company to undertake any Mandated Project pursuant to Section 3.2(b)(ii).
ARTICLE IV
MANAGEMENT OF THE COMPANY
     Section 4.1 Management of the Company.
     (a) The management of the Company is fully vested in the Members, acting exclusively in their Member capacities; provided, however, that the Board and the Operator shall have the respective power and authority described in this Article IV in addition to any authority expressly granted to the Operator elsewhere in this Agreement. The Operator shall constitute a “manager,” as the term is used in the Act, and no employee or agent of the Company or the Non-Operating Member shall constitute “managers.” Decisions or actions taken by the Operator in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member and the Company.
     (b) Any Person dealing with the Company, other than a Member or a Member’s Affiliate, may rely on the authority of the Operator or the Company Board in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance with it, regardless of whether such action actually is taken in compliance with the provisions of this Agreement. Except as otherwise expressly provided in this Agreement, each Member hereby (i) specifically delegates to the Operator and the Company Board its rights and powers to manage and control the business and affairs of the Company in accordance with the provisions of Section 18-407 of the Act, and (ii) waives its right to bind the Company, as contemplated by the provisions of Section 18-402 of the Act.
     (c) Subject to the limitations set forth below and except as otherwise expressly provided in this Agreement, including any requirement for Unanimous Consent of the Company Board (it being understood and agreed that in the event of any inconsistency between this Section 4.1(c) and any other provision of this Agreement, such other express provision shall control), the Operator shall have the exclusive right and full authority to manage, conduct and control the Business consistent with the purposes of the Company, including the power and authority to do the following with respect to and on behalf of the Company:

          (i) enter into equipment leases and incur or contract for purchase money indebtedness or other liabilities in the ordinary course of business or as otherwise permitted by this Agreement;
          (ii) make tax (consistent with Section 6.3 and Articles IX and X), regulatory and other filings, and render periodic or other reports to Governmental Entities having jurisdiction over the Business or assets of the Company;
          (iii) make any expenditures and use the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement;
          (iv) negotiate, enter into, obtain, administer, maintain, amend, supplement, modify, waive and otherwise perform, any contract, conveyance or other instrument (including any permits and licenses to which the Company is a party);
          (v) make cash distributions to the Members in accordance with the provisions of Section 9.4;
          (vi) select, engage and dismiss employees and agents, outside attorneys, accountants, engineers, consultants and contractors and determine their compensation and the other terms of their employment or hiring;
          (vii) maintain (or caused to be maintained) the Company Insurance in accordance with Section 4.1(i);
          (viii) sell, exchange, transfer, lease or dispose of any Company assets;
          (ix) control any matters affecting the rights and obligations of the Company, including the commencement, prosecution and defense of Actions at law or in equity, and otherwise engage in the conduct of litigation, incur legal expense and settle any Claims or any Actions;
          (x) indemnify any Person against any Claims to the extent permitted by applicable Law;
          (xi) perform any services or activities necessary or incidental to the development and construction of any Approved Project or Mandated Project, including coordinating, managing, monitoring and causing the successful implementation of the Approved Project Plan with respect to any Approved Project and the Mandated Project Plan with respect to any Mandated Project;
          (xii) take any actions necessary or appropriate in the case of an emergency or otherwise to conduct and maintain the Company’s operations and properties (including any Approved Projects and Mandated Projects) in a safe and efficient manner in accordance with industry practice;
          (xiii) amend this Agreement pursuant to Section 12.5(a); and

          (xiv) otherwise conduct any activities necessary or appropriate for the conduct and furtherance of the Business.
     (d) In the performance of its obligations under this Agreement as the Operator, the Operator shall act as a reasonable and prudent operator and in compliance with applicable Law; provided, however, that notwithstanding the foregoing or anything else in this Agreement to the contrary, the Operator shall only be liable to the Non-Operator Indemnified Parties for Damages suffered by such Persons as a result of, caused by, or arising out of any breach by the Operator of the foregoing obligations (including the Operator’s interpretation or application of any Laws) to the extent of any proceeds under any Company Insurance received with respect to such Damages, unless (and then only to the extent that) such breach results from the Operator’s gross negligence or willful misconduct, in which case the Operator shall also be liable to the Non-Operator Indemnified Parties for any liability with respect to such Damages that is not covered by the Company Insurance (including any deductible payable under such Company Insurance with respect to such Damages).
     (e) The Operator may only be removed “for cause.” If the Non-Operating Member believes that a “for cause” event has occurred, it may deliver written notice to the Operator (a “Notice of Cause for Removal”), which notice shall specify in reasonable detail the “for cause” event that the Non-Operating Member believes has occurred, within thirty (30) days after the alleged occurrence of such “for cause” event, it being understood and agreed that any failure to deliver a Notice of Cause for Removal within thirty (30) days after the alleged occurrence of a “for cause” event shall be deemed to be a release and waiver by the Non-Operating Member with respect to such “for cause” event. If the Operator does not dispute by written notice the alleged occurrence of a “for cause” event (a “Removal Dispute Notice”) within thirty (30) days after its receipt of the Notice of Cause for Removal, the removal of the Operator shall be effective ninety (90) days after such receipt. If the Operator wishes to dispute the alleged occurrence of a “for cause” event, is shall deliver a Removal Dispute Notice to the Non-Operating Member within thirty (30) days after its receipt of the Notice of Cause for Removal. Upon receipt of such Removal Dispute Notice, the Members shall negotiate in good faith to find a mutually agreeable resolution of the disputed removal. If the Members are unable to resolve such disputed removal within thirty (30) days of the receipt of the Removal Dispute Notice, the Members shall submit such dispute to arbitration in accordance with Section 4.10. For purposes of this Section 4.1(d), “for cause” means (i) the Operator’s being in Default for a period of thirty (30) days (or such longer period as may be required to cure such Default if the Operator is diligently pursuing a cure with respect to such Default) after the delivery of written notice of such Default by the Non-Operating Member to the Operator, (ii) the occurrence of a Change of Control with respect to the Operator, (iii) the occurrence of a merger or other combination by the Operator’s Ultimate Parent with, or the sale of all or substantially all of the assets of the Operator’s Ultimate Parent to, an non-Affiliate or (iv) a Transfer (other than a Transfer to an Affiliate or a bona fide pledge pursuant to Section 8.2) of one hundred percent (100%) of the Operator’s Membership Interest. Upon the removal of the Operator, the Non-Operating Member shall assume the role of Operator.
     (f) The Operator may resign from its position as Operator by delivering ninety (90) days’ prior written notice (a “Notice of Resignation”) to the Non-Operating Member. On the effective date set forth in any Notice of Resignation, the Non-Operating Member shall assume the role of Operator; provided, however, that at the request of the Non-Operating Member, the

Operator that has resigned (unless the resignation of the Operator is made in connection with the Operator’s Transfer of one hundred percent (100%) of its Membership Interest) shall continue to serve as Operator in compliance with the provisions of this Agreement for a transition period of up to one hundred fifty (150) days following the delivery of the Notice of Resignation.
     (g) Prior to the effectiveness of any removal or resignation of the Operator, the Operator shall deliver all books and records of the Company in its possession to the Non-Operating Member. The Non-Operating Member that replaces the Operator in accordance with the provisions of this Section 4.1 shall act as the Operator in accordance with the terms and provisions of this Agreement (including the then applicable Annual Budget).
     (h) Notwithstanding anything to the contrary herein, the Operator shall have no obligation under the terms of this Agreement to take any action or make any expenditures that would require spending any amount that the Non-Operating Member has failed to fund in Default, or in excess of amounts the Operator is permitted to spend in accordance with any approved Annual Budget, plus a variance of fifteen percent (15%), on an aggregate basis, or otherwise in accordance with the provisions of this Agreement. The Operator further shall have no liability for any failure to take any such action or make any such expenditures.
     (i) The Operator shall obtain and maintain (or cause to be obtained and maintained) on behalf of the Company, insurance coverage for the Company and its assets and properties that it determines is necessary or appropriate in connection with the conduct of the Business (the “Company Insurance”). Each Member will obtain and maintain (or cause one of its Affiliates to obtain and maintain) insurance covering its respective officers, directors and employees arising from their actions as members of the Company Board or otherwise on behalf of the Company. The costs reasonably allocated to any Company Insurance, including applicable deductibles and self-insured retentions, obtained and maintained on behalf of the Company by the Operator’s making available for the benefit of the Company the insurance of any of its Affiliates, shall be reimbursed to the Operator by the Company.
     (j) In the event of Operator being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, except payment of money, it is agreed that upon the Operator giving notice and reasonably full particulars of such Force Majeure within a reasonable time after the occurrence of the cause relied on, then the obligations of the Operator giving such notice, so far as it is affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch. In such event, the Company shall be entitled to take such action as it deems reasonable to exercise the duties and responsibilities of the Operator during the pendency of such Force Majeure.
     Section 4.2 Company Board.A Company Board of Directors (the “Company Board”) shall be established by the Company. The purpose of the Company Board shall be to consider and approve or disapprove the Unanimous Consent Decisions and any other matters specifically identified in this Agreement as requiring Unanimous Consent. To the extent not included as a Unanimous Consent Decision or specifically identified in this Agreement as a matter requiring Unanimous Consent, all decisions regarding the management of the business and affairs of the Company shall be made by the Operator.

     Section 4.3 Company Board Composition; Initial Directors. The Company Board shall consist of two Directors. Each Member shall be entitled to appoint one Director; provided, however, that either Member shall lose its right to appoint a Director if, and for so long as, its Percentage Interest is less than twenty percent (20%), and the Director appointed by such Member shall be removed and replaced at the option of the other Member by a Director of the other Member’s choosing. The initial Directors are set forth on Schedule 1 hereto. Each Director appointed to the Company Board shall serve until his or her successor is duly appointed or until his or her earlier death, removal or resignation.
     Section 4.4 Removal and Replacement of Directors. Each Member shall have the right, at any time and for any reason (or for no reason), to remove its Director. Should any Director be unwilling or unable to continue to serve, or otherwise cease to serve (including by reason of his or her involuntary removal), then the Member that appointed such Director shall be entitled fill the resulting vacancy on the Company Board.
     Section 4.5 Meetings of the Company Board.
     (a) Meetings of the Company Board shall be held at the request of either Member on at least five business days’ prior notice.
     (b) Directors may participate in and hold a meeting of the Company Board by means of conference telephone, videoconference equipment or similar communications equipment by which all Persons participating in the meeting can hear each other, and participation in such manner in any such meeting constitutes presence in person at such meeting.
     (c) The Director appointed by the Member serving as the Operator, if present, shall preside at all meetings of the Company Board.
     (d) Each Director shall have the full authority to act on behalf of the Member that appointed such Director. The action of a Director at a meeting (or through a written consent) of the Company Board shall bind the Member that appointed such Director, and the other Member shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Director.
     Section 4.6 Notice of Company Board Meetings. Written notice of all meetings of the Company Board must be given to all Directors at least five business days prior thereto. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by applicable Law. Attendance of a Director at a meeting (including pursuant to Section 4.5(b)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the sole purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     Section 4.7 Action by Written Consent of Directors. To the extent permitted by applicable Law, the Company Board may act without a meeting, without prior notice and without a vote so long as consents in writing, setting forth the action so taken, are signed by both Directors. Each written consent shall bear the date and signature of each Director who signs the consent.

     Section 4.8 Unanimous Consent Decisions. The Company shall not, and the Operator shall not cause the Company to, take any of the following actions (or any other action that would be permitted under this Agreement only after the receipt of the Unanimous Consent of the Company Board), without having obtained the Unanimous Consent of the Company Board (each, a “Unanimous Consent Decision”):
     (a) approve any (i) Annual Budget or (ii) amendment, supplement or modification to any approved Annual Budget that involves a variance of more than fifteen percent (15%), on an aggregate basis;
     (b) except as set forth in any approved Annual Budget, enter into, amend, supplement, modify or waive any provision under any contract with a term of longer than three (3) years and that involves annual revenues or expenses of greater than ten million dollars ($10,000,000);
     (c) initiate, settle, compromise or resolve any Damages or Actions (other than any state or federal regulatory proceedings) on behalf of the Company where the estimated account in controversy, or the settlement amount to be paid or received, is greater than one million dollars ($1,000,000);
     (d) except as set forth in an approved Annual Budget, any Approved Project Plan or any Mandated Project Plan, and except for any expenses or costs as may be required to be incurred in the event of any emergency or to implement any legally required maintenance (such emergency and legally required maintenance expenses and costs, the “Emergency and Maintenance Expenditures”), make any expenditures (or incur any costs) in excess of one million dollars ($1,000,000);
     (e) approve or enter into any Affiliate Contract or amend, modify or waive any material provision of any Affiliate Contract;
     (f) sell, exchange, transfer, lease or dispose of any assets of the Company, or acquire any assets, having a value of more than five million dollars ($5,000,000) in one or more related transactions in any calendar year;
     (g) engage in any business activity that the Operator reasonably determines would generate gross revenue to the Members in excess of ten million dollars ($10,000,000) in any calendar year that does not constitute “qualifying income” within the meaning of Section 7704(d) of the Code;
     (h) merge or consolidate the Company with any other Person or enter into any business combination with any other Person;
     (i) issue, sell or repurchase any Membership Interests or other Equity Interests in the Company or any securities convertible into or exchangeable or exercisable for Membership Interests or other Equity Interests in the Company, or, except as provided in Article VIII, admit any Person as a Member;

     (j) except as set forth in Section 4.1(a)(i), incur or refinance any indebtedness of the Company or create arrangements permitting such incurrence;
     (k) grant a Lien on, or otherwise encumber, any assets of the Company, other than those reasonably necessary in the ordinary course of business and as permitted by Section 4.1(a)(i);
     (l) make any tax election not otherwise permitted under Section 6.3 and Articles IX and X;
     (m) enter into any agreement guaranteeing the obligations of any Person, or create any arrangement permitting the same;
     (n) adopt or change accounting policies other than as necessary for such policies to be consistent with generally accepted accounting principles and Regulation S-K of the Securities Act;
     (o) cause the Company to voluntarily declare bankruptcy, or file a petition or otherwise seek protection under any federal or state bankruptcy, insolvency or reorganization Law;
     (p) liquidate or dissolve the Company, except in accordance with Article XI;
     (q) enter into any new line of business;
     (r) amend this Agreement or the Certificate, except pursuant to the terms of Section 12.5(a); and
     (s) appoint or remove any officers of the Company;
     (t) make or issue any call for, or require, a Capital Contribution, other than a Required Contribution;
     (u) take any action, authorize, approve or make any commitment, or enter into any binding agreement with respect to, any of the foregoing matters described in this Section 4.8.
     Section 4.9 Deadlocks.
     (a) If the Company Board has disagreed regarding any action requiring Unanimous Consent when properly submitted to it for a vote (a “Business Dispute”), then the Directors will consult and negotiate with each other in good faith to find a solution that would be approved by the Company Board. If the Directors do not reach such a solution within thirty (30) business days from the date the disagreement occurred, then either Member may give written notice to the other Member that the Company Board’s failure to approve such action will, in such Member’s judgment, adversely affect the Company (a “Dispute Notice”). Within five (5) business days after the delivery of the Dispute Notice, either Member may submit such Business Dispute to arbitration pursuant to Section 4.10.

     Section 4.10 Arbitration.
     (a) If either Member desires to submit to arbitration (i) a Business Dispute that remains unresolved after compliance by the Members with the procedures set forth in Section 4.9, (ii) a disputed removal of the Operator that remains unresolved after compliance by the Members with the procedures set forth in Section 4.1(d) or (iii) a purchase price dispute that remains unresolved after compliance by the Members with the procedures set forth in Section 8.3 (each, an “Arbitrable Dispute”), it shall so notify the other Member in writing, and the Members shall attempt in good faith to agree on a qualified arbitrator with at least fifteen (15) years’ experience in the Business within fifteen (15) days after the date of such notice. If the Members are unable to agree upon a qualified arbitrator within such fifteen (15) day period, then either Member may request that the CPR Institute appoint an arbitrator with not less than fifteen (15) years’ experience in the Business. Any arbitrator agreed upon or appointed pursuant to this Section 4.10(a) is referred to herein as the “Arbitrator.”
     (b) The Arbitrator shall resolve any Arbitrable Dispute submitted to it in accordance with the provisions of this Agreement.
     (c) The arbitration pursuant to this Section 4.10 shall be conducted in Dallas, Texas, in accordance with the then current CPR Institute Rules for Non-Administered Arbitration of Business Disputes, as modified by the provisions of this Section 4.10. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 116 (the “Federal Arbitration Act”) to the exclusion of any provision of Law inconsistent therewith or which would produce a different result, and judgment upon the decision rendered by the Arbitrators may be entered by any court having jurisdiction. With respect to each Arbitrable Dispute submitted to it, the Arbitrator shall render its decision in writing within fifteen (15) days after the conclusion of the hearing with respect to such Arbitrable Dispute (which shall be fixed by the Arbitrator at a reasonable time and place). The Arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement only insofar as shall be necessary in the determination of the Arbitrable Dispute before it, but shall not have jurisdiction or authority to add to or alter in any way the provisions of this Agreement. The Arbitrator shall act as a limited expert for the specific purpose of determining the Arbitrable Dispute in accordance with the terms and provisions of this Section 4.10, and the Arbitrator may not award Damages, interest or penalties to either Member with respect to any Arbitrable Dispute. The Arbitrator’s decision shall govern and shall be final, nonappealable (except to the extent provided in the Federal Arbitration Act) and binding on the Members and its written decision may be entered in any court having appropriate jurisdiction. The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrator, shall be allocated equally among the Members and each Member shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses. Any decision of the Arbitrator will be implemented by the Members pursuant to this Agreement.
     Section 4.11 Officers. The Company Board may, by Unanimous Consent, appoint officers of the Company, having the titles, power, authority and duties described in this Section 4.11 or as otherwise granted by the Company Board by Unanimous Consent or this Agreement.

     (a) Term; Removal; Resignation; Vacancies; Compensation .. Each officer will hold office until such officer’s resignation, removal or death. Any officer of the Company is subject to removal, with or without cause, by the Company Board with Unanimous Consent. Any vacancy in the position of an officer of the Company resulting from a removal, resignation or other event may be filled by Company Board by Unanimous Consent. The removal of an officer is without prejudice to the contract rights, if any, of the person removed. Designation of an officer does not, in and of itself, create contract rights. The compensation, if any, to be paid to the officers of the Company will be determined by Company Board as provided in the Annual Budget.
     (b) Authority. The authority of any officers of the Company shall be restricted to the carrying on of day-to-day business and affairs of the Company, which will include the general and administrative affairs of the Company and the operation and maintenance of the Company’s assets, all in accordance with this Section 4.11, and any such authority will be subject to the supervisory control of the Company Board. Unless the Company Board shall determine otherwise by Unanimous Consent, the title assigned to an officer shall constitute the delegation to such officer of the authority and duties set forth in this Section 4.11 and that are normally associated with that title.
     (c) Titles and Number. The officers may include a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, one or more Vice Presidents, a Secretary, a Treasurer, and one or more Assistant Secretaries and Assistant Treasurers, and any other officer position or title as the Company Board may approve by Unanimous Consent. Any person may hold two or more offices.
     (d) Chief Executive Officer. Subject to the limitations imposed by this Agreement, any employment agreement or any determination of the Company Board by Unanimous Consent, the Chief Executive Officer shall (i) supervise generally the other officers, (ii) be responsible for the management and day-to-day business and affairs of the Company, its other officers, employees and agents and shall supervise generally the affairs of the Company, (iii) coordinate the Company’s operations with the Company Board and assist the Company Board with the development of Expansion Projects, (iv) have full authority to execute all documents and take all actions that the Company may legally take and (v) have the power and authority to delegate the Chief Executive Officer’s powers and authority to any proper officer.
     (e) Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Company Board or the Chief Executive Officer may require. He shall render to the Company Board and the Chief Executive Officer, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such further duties as the Company Board (by Unanimous Consent) or the Chief Executive Officer may require. The Chief Financial Officer shall have (i) the same power as the Chief Executive Officer to execute documents on behalf of the Company and (ii) the power and authority to delegate the Chief Financial Officer’s powers and authority to any proper officer.

     (f) Chief Operating Officer. The Chief Operating Officer shall be responsible for the management of the business operations of the Company. The Chief Operating Officer shall perform such other duties and may exercise such other powers as may from time to time by assigned to him by the Chief Executive Officer.
     (g) Treasurer and Assistant Treasurers. The Treasurer shall have such duties as may be specified by the Chief Financial Officer in the performance of his duties. The Assistant Treasurers shall exercise the power of the Treasurer during that officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, any Vice President, or such other officer as the Company Board (with Unanimous Consent) shall select, shall have the powers and duties conferred upon the Treasurer.
     (h) Vice Presidents. In the absence of the Chief Executive Officer, each Vice President appointed by the Company Board shall have all of the powers and duties conferred upon the Chief Executive Officer, including the same power as the Chief Executive Officer to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Company Board by Unanimous Consent. Vice Presidents may be designated Executive Vice Presidents, Senior Vice Presidents, or any other title determined by the Company Board with Unanimous Consent.
     (i) Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Company Board, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by Law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by Law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by the Company Board with Unanimous Consent or the Chief Executive Officer. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.
     (j) Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the officers and other persons.
     (k) Delegation of Authority. Unless otherwise provided in this Agreement or by Unanimous Consent of the Company Board, no officer shall have the power or authority to delegate to any person such officer’s rights and powers as an officer to manage the business and affairs of the Company.
     (l) Duties of Officers. Except as otherwise specifically provided in this Agreement, the duties and obligations owed to the Company by the officers of the Company shall be the same as the duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its officers.

ARTICLE V
COMPENSATION OF DIRECTORS AND OPERATOR; BUDGETS
     Section 5.1 Compensation of Directors and Operator.
     (a) The Directors shall not receive any compensation from the Company for their service hereunder; provided, however, that the Directors shall be entitled to be reimbursed for out-of-pocket expenses and costs reasonably incurred in the course of their service hereunder.
     (b) The Operator shall not receive any compensation for managing the affairs of the Company, except that the Company shall pay the Operator the G&A Services Fee and shall reimburse the Operator for (i) any out-of-pocket expenses (but not including expenses included in the G&A Services Fee, as provided in Section 5.1(c)) reasonably incurred by it on behalf of the Company, (ii) the salaries and benefits of any of its field employees and operations management employees to the extent directly engaged in providing services to the Company and (iii) otherwise in accordance with this Agreement.
     (c) The Operator shall be entitled to charge the Company a monthly fee as reimbursement for the general and administrative costs incurred by it (such fee, the “G&A Services Fee”). The Members acknowledge and agree that the G&A Services Fee shall be an amount sufficient to cover the costs incurred by Operator attributable to office rent and utilities, communications expenses, information technology and communications support, general accounting services, general legal services (excluding, however, the costs of outside counsel and other third-party costs for defending and settling Damages or Actions), engineering services, product control and scheduling, land and right-of-way services, regulatory compliance support, administrative materials and supplies costs, and other similar items of business.
     Section 5.2 Annual Budgets. From and after the Effective Date, the activities and operations of the Company for each calendar year shall be set forth in the applicable approved Annual Budget. Each Annual Budget shall be prepared and approved or disapproved by the Company Board, in accordance with Section 4.8(a), in the following manner:
     (a) Within thirty (30) days after the Effective Date, and thereafter, on or before December 1st of each calendar year (commencing with the first December 1st to occur after the Effective Date), the Operator shall prepare and submit for the approval of the Company Board a budget for the Company’s activities for the following calendar year (or, with respect to the budget prepared and submitted within thirty (30) days after the Effective Date, the portion of the calendar year that will remain after the Effective Date) (the “Annual Budget”), which Annual Budget shall (i) set forth the estimated (A) capital costs and expenses of the Company (including with respect to any Approved Project and Mandated Project), (B) fixed operating costs and expenses of the Company (including with respect to the any Approved Project and Mandated Project) and (C) other line items (including estimated revenues) customarily included in the Company’s financial statements and (ii) include a proposed G&A Services Fee and estimates of the other amounts to be paid to the Operator pursuant to Section 5.1(b), in each case in the following calendar year (and, with respect to the year in which the Effective Date occurs, the remaining portion of such year).

     (b) The Directors shall use reasonable efforts to resolve any disagreements and approve or disapprove an Annual Budget within twenty (20) days after the date on which the proposed Annual Budget was submitted to the Company Board for approval. If the Company Board is unable to resolve any disagreement regarding the Annual Budget during such twenty (20) day period, then (i) the Directors shall attempt to resolve such disagreement pursuant to Section 4.9 and (ii) until the Directors resolve any such dispute, the Company Board shall be deemed to have approved an Annual Budget that incorporates (A) the expenditures and items set forth in the proposed Annual Budget that are approved by the Company Board by Unanimous Consent and (B) with respect to any expenditures and items set forth in the proposed Annual Budget that are not approved by the Company Board by Unanimous Consent, expenditures and items equal to the amounts for any such expenditures and items that were included in the immediately preceding calendar year’s approved Annual Budget, as increased by the CPI-U Adjustment Amount, or, if any such expenditures and items were not included in the immediately preceding calendar year’s Annual Budget (or there was no such Annual Budget), an amount for such expenditures and items determined by the Operator in good faith. Upon the resolution of any disputed items, the Annual Budget, as amended to include the applicable disputed item as resolved, shall be considered approved by the Company Board.
     (c) If, during the period covered by an approved Annual Budget, the Operator determines that an adjustment to the estimated costs set forth in such Annual Budget is necessary or appropriate, then the Operator shall submit to the Company Board for approval (if required pursuant to Section 4.8(a)) such additional line items as are necessary or required. The Company Board shall review the adjusted Annual Budget within fifteen (15) days after its receipt thereof, and, if the Company Board does not approve all or any portion of the adjusted Annual Budget within thirty (30) days after its receipt thereof, then such adjusted Annual Budget (or portion thereof) shall be deemed to be disapproved by the Company Board.
ARTICLE VI
FISCAL YEAR; BOOKS OF ACCOUNT; CAPITAL ACCOUNTS;
AUDIT RIGHTS; FINANCIAL REPORTS
     Section 6.1 Fiscal Year. The fiscal year of the Company shall be the calendar year.
     Section 6.2 Books of Account. The Operator shall keep the books of account of the Company at the Principal Office, or at such other place or places as may be approved by the Company Board by Unanimous Consent. The books of account shall be maintained on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and shall show all items of investment, income and expense.
     Section 6.3 Capital Accounts. The Company shall establish and maintain a separate Capital Account for each Member in accordance with the rules of Treasury Regulation section 1.704-1(b)(2)(iv) and in accordance with the following provisions:
     (a) Each Member’s Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company by such Member pursuant to this Agreement, (ii) all items of Company income and gain computed in accordance with Section 6.3(b) and allocated with respect to such Member pursuant to Section 9.1, and (iii) the amount of any Company liabilities assumed by such Member or that are secured by any Company property distributed to such Member, and decreased by (w) the amount of cash or Net Agreed Value of property actually or deemed distributed to such Member pursuant to this Agreement, (x) all items of Company deduction and loss computed in accordance with Section 6.3(b) and allocated to such Member pursuant to Section 9.1 and (y) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.
     (b) For purposes of computing the amount of any item of income, gain, loss or deduction, which is to be allocated pursuant to Article IX and reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes, provided that:
          (i) All fees and other expenses incurred by the Company to promote the sale of (or to sell) a Membership Interest that can neither be deducted nor amortized under section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members pursuant to Section 9.1.
          (ii) Except as otherwise provided in Treasury Regulation section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under section 754 of the Code which may be made by the Company and, as to those items described in section 705(a)(1)(A) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.
          (iii) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.
          (iv) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such items, there shall be taken into account Depreciation, computed in accordance with the definition of Depreciation.
          (v) For purposes of determining income, gain, loss, and deduction, or any other item allocable to any period, such items will be determined on a daily, monthly or other basis, as reasonably determined by the Company Board by Unanimous Consent using any permissible method under Code section 706 and the related Treasury Regulations.
     (c) A Transferee shall succeed to the pro rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred. Except as otherwise provided herein, all items of income, gain, expense, loss, deduction and credit allocable to any

Membership Interest that may have been transferred during any calendar year shall, if permitted by Law, be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Membership Interest, based upon the interim closing of the books method; provided, however, that this allocation must be made in accordance with a method permissible under section 706 of the Code and the Treasury Regulations thereunder.
     (d) (i) In accordance with Treasury Regulation section 1.704-1(b)(2)(iv)(f), on any issuance of additional Membership Interests for cash or Contributed Property and any issuance of Membership Interests as consideration for the provision of services, the Capital Accounts of both Members and the Carrying Value of each Company property immediately prior to such issuance or adjustment shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance or adjustment and had been allocated to the Members at such time pursuant to Section 9.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and Fair Market Value of all Company assets (including cash and cash equivalents) immediately prior to the issuance of additional Membership Interests shall be determined by the Company Board using such method of valuation as it may adopt by Unanimous Consent. The Company Board shall by Unanimous Consent allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a Fair Market Value for individual properties.
          (ii) In accordance with Treasury Regulation section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Membership Interest), the Capital Accounts of both Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its Fair Market Value, and had been allocated to the Members, at such time, pursuant to Section 9.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and Fair Market Value of all Company assets (including cash and cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 11.3 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 6.3(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 11.3, be determined and allocated by the Liquidator using such method of valuation as it may adopt.
     Section 6.4 Member Audit Rights.
     (a) The Non-Operating Member shall have the right at any time during, and up to twenty-four (24) months after the close of, any fiscal year, but not more than twice in any twelve (12) month period, to audit, examine and make copies of or extracts from the books of account or any other records of or relating to the Company pertaining to that fiscal year. This right may be exercised during normal business hours through any agent or employee of the Non-Operating Member or by an independent certified public accountant designated by the Non-Operating Member. The Non-Operating Member requesting an audit shall give at least thirty (30) days’ advance written notice of its desire to conduct an audit. During such thirty (30) day period, the Members shall determine a mutually agreeable time for the audit to occur, but the Operator must agree to an acceptable time within sixty (60) days after the originally requested time. The Non-Operating Member shall be solely responsible for all costs and expenses incurred in any examination or audit.
     (b) All books of account or other records of the Company shall be conclusively presumed to be true and correct after twenty-four (24) months following the end of any fiscal year unless a Member makes a written claim for adjustment within such twenty-four (24) month period. Failure to make a claim for adjustment within that period shall conclusively establish the correctness of such books and/or records, and shall preclude the making of claims for adjustment thereon in any manner whatsoever, whether by filing an Action in a court of law, or otherwise. Notwithstanding the above, the Operator can make adjustments to any books of account or other records of the Company with the Company Board’s Unanimous Consent.
     Section 6.5 Reports.
     (a) The Operator shall provide (or cause to be provided) the following unaudited periodic financial information to the Members:
          (i) a monthly income statement and balance sheet provided no later than twenty-five (25) days following the end of each month;
          (ii) a quarterly income statement, balance sheet and statement of cash flows within twenty-five (25) days after the end of each fiscal quarter (with the exception of the last fiscal quarter of each fiscal year);
          (iii) an annual income statement, balance sheet, statement of cash flows and statement of changes in Members’ capital within thirty-five (35) days after the end of each fiscal year.
     (b) The financial statements set forth in Section 6.5(a) shall include a comparison to the Annual Budget approved by the Company Board and, with the exception of the first fiscal year, be presented on a comparable basis with the income statement and statement of cash flows presented for both the current period(s) (including fiscal year-to-date amounts) and the corresponding period(s) of the preceding fiscal year and the balance sheet presented as of the end of the current period and as of the end of the preceding fiscal year.
     (c) The financial statements set forth in Section 6.5(a) shall be prepared in accordance with generally accepted accounting principles for accrual-based records consistently applied (except as therein noted) and shall fairly present the financial position, results of operations, and changes in Members’ capital. In addition to the financial statements and reports set forth in Section 6.5(a), the Operator may cause to be prepared or delivered such other reports as it may deem appropriate. The Company shall bear the costs of all the financial statements and reports described in this Section 6.5.

     (d) Within fifteen (15) days after the request of a Member, to the extent reasonably available, the Operator shall deliver to such Member such accounting, tax information and schedules as shall be necessary for the tax reporting purposes of such Member with respect to the relevant calendar year.
     (e) In addition to the obligations under the foregoing provisions of this Section 6.5, the Operator shall timely prepare and deliver (or cause to be timely prepared and delivered) to any Member, upon its request, all financial statements, notes thereto and additional financial information as may be required in order for such Member or an Affiliate of such Member to comply with any reporting requirements under (i) the Securities Act (and the rules and regulations promulgated thereunder), (ii) the Exchange Act and the rules and regulations promulgated thereunder and (iii) any national securities exchange or automated quotation system.
     (f) The Operator shall also cause to be prepared and delivered to each Member such other reports, forecasts, studies, budgets and other information as the Directors may request from time to time.
     (g) With reasonable promptness, the Operator shall deliver to each Member such other information and financial data concerning the Company as such Member may reasonably request.
     Section 6.6 Accounts. The Operator shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms that it determines.
ARTICLE VII
CAPITAL CONTRIBUTIONS
     Section 7.1 Capital Contributions; Failure to Contribute.
     (a) Neither Member shall be required to make any additional Capital Contribution other than a Required Contribution.
     (b) Each Member agrees to contribute to the Company (within five days after any capital call issued by the Operator with respect thereto) (i) such Member’s Percentage Interest share of the Net Adjustment Amount (as defined in the Purchase Agreement), if positive, (ii) such Member’s Percentage Interest share of any Capital Contributions approved by the Company Board by Unanimous Consent, and (iii) such Member’s Percentage Interest share of any Capital Contribution to fund any Approved Project (as set forth in the Approved Project Plan) or Mandated Project (as set forth in the Proposed Expansion Project Presentation), in each case only to the extent that such Approved Project or Mandated Project is not funded with third party debt financing (each, a “Required Contribution”).
     (c) It is acknowledged and agreed that (i) on the date hereof, in connection with the closing of the transactions contemplated by the Purchase Agreement, ETP paid, in accordance with the terms of the Purchase Agreement, $1,380,588,908.55 on behalf of the Company, and in partial satisfaction of the Company’s payment obligations set forth in the Purchase Agreement,

(ii) ETP shall be deemed to have contributed $1,380,588,908.55 to La Grange, and La Grange shall be deemed to have contributed $1,380,588,908.55 to the Company.
     (d) It is acknowledged and agreed that (i) on the date hereof, in connection with the closing of the transactions contemplated by the Purchase Agreement, Regency paid, in accordance with the terms of the Purchase Agreement, $591,680,960.81 on behalf of the Company, and in partial satisfaction of the Company’s payment obligations set forth in the Purchase Agreement, (ii) Regency shall be deemed to have contributed $591,680,960.81 to REM, and REM shall be deemed to have contributed $591,680,960.81 to the Company.
     Section 7.2 Failure to Contribute.
     (a) If a Member is in Default as a result of its failure to contribute all or any portion of a Required Contribution that such Member (a “Delinquent Member”) is required to make as provided in this Agreement, then, while such Member is a Delinquent Member, the non-Delinquent Member may (but shall have no obligation to) elect to advance the entire amount of the Delinquent Member’s Required Contribution that is in Default, in which case the Membership Interests and Percentage Interest of each Member shall be adjusted to equal the amount (expressed as a percentage) determined by dividing the total Capital Contributions made by such Member by the total Capital Contributions made by both Members; provided, however, that the Delinquent Member may cure such delinquency by contributing its Percentage Interest share (prior to any adjustment pursuant to this Section 7.2(a)) of such Required Contribution, plus interest at the Default Interest Rate, within fifteen (15) days after the date on which such Required Contribution was initially due, and such Delinquent Member’s Membership Interest and Percentage Interest shall be restored as if an adjustment pursuant to this Section 7.2(a) had never been made.
     (b) If either Member fails to make any Required Contribution, then, in addition to the rights granted elsewhere in this Section 7.2, the Company and the non-Delinquent Member shall each have the right to exercise the following remedies with respect to the Delinquent Member:
          (i) the Company or the non-Delinquent Member may at any time take such action (including instigating court Actions) as the Company or the non-Delinquent Member may deem appropriate to obtain payment by the Delinquent Member of the portion of the Delinquent Member’s Required Contribution that is in Default, along with all costs and expenses associated with the collection thereof; and
          (ii) the Company or the non-Delinquent Member may at any time exercise any other rights and remedies available under this Agreement or at law or in equity.
ARTICLE VIII
RESTRICTIONS ON TRANSFERS; BANKRUPTCY EVENTS;
CHANGES OF CONTROL
     Section 8.1 Generally.
     (a) No Member may Transfer (or grant a Lien on) any portion of its Membership Interest unless it has received the prior written consent of the other Member (which such consent may not be unreasonably withheld or delayed) and such Transfer (or grant of a lien on) is made in accordance with applicable Law and the terms of this Agreement.
     (b) Any purported Transfer of (or grant of a Lien on) any portion of a Member’s Membership Interest in breach of the terms of this Agreement shall be null and void ab initio, and the Company shall not recognize any such prohibited Transfer (or grant of a Lien).
     (c) The Members acknowledge and agree that a breach of any of the terms of this Article VIII by a Member will likely cause irreparable injury to the Company and to the other Member for which monetary damages and other remedies at law are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of such Member to comply with the provisions of this Article VIII and (ii) the uniqueness of the Business and the relationship among the Members. Accordingly, the Members acknowledge and agree that the provisions of this Article VIII may be enforced by specific performance.
     Section 8.2 Permitted Transfers. Notwithstanding the provisions of this Article VIII, each Member shall have the right, without the consent of the other Member, to (a) Transfer all (but not less than all) of its Membership Interests to a Subsidiary of such Member’s Ultimate Parent (and upon any such Transfer, such Subsidiary shall immediately become a Member), (b) make a bona fide pledge of its Membership Interests under a credit facility with third party financial institutions or (c) Transfer all or any portion of its Membership Interest in compliance with Sections 8.4, 8.5 and/or 8.6.
     Section 8.3 Bankruptcy Event; Change of Control. If (i) a Bankruptcy Event occurs with respect to a Member or (ii) a Member undergoes a Change of Control, such Member (the “Triggering Member”) shall provide written notice of such Bankruptcy Event or Change of Control to the other Member (the “Option Member”) within one (1) day of such occurrence, and the Option Member shall have the right, but not the obligation, to purchase all of the Triggering Member’s Membership Interest, such right to be exercised within thirty (30) days after the Option Member’s receipt of such written notice. The purchase price to be paid by the Option Member shall be the fair market value of the Triggering Member’s Membership Interest as determined by agreement between the Members. If the Members are unable to agree upon a purchase price, such purchase price will be determined by arbitration in accordance with Section 4.10.
     Section 8.4 Right of First Refusal.
     (a) If a Member (such Member, a “Selling Member”) receives a bona fide offer from a third party for a Transfer of all or a portion of the Selling Member’s Membership Interest (the “Subject Interest”), and the Selling Member wishes to accept such offer, the Selling Member must notify the other Member (the “Non-Selling Member”) in writing within twenty (20) days after receiving such offer (the “Sale Notice”). The Sale Notice must include a complete description of the purchase price and other terms and conditions of the transaction in which the Selling Member proposes to Transfer the Subject Interest, including the name of the proposed Transferee and other consideration specified in the offer. The Non-Selling Member shall have twenty (20) days (the “ROFR Option Period”) after receiving the Sale Notice in which to advise the Selling Member in writing (the “ROFR Acceptance Notice”) whether or not it will acquire all of the Subject Interest upon the terms and conditions contained in the Sale Notice. A failure to advise the Selling Member in writing as to whether or not it will acquire all of the Subject Interest pursuant to the preceding sentence shall be deemed to constitute an election not to acquire the Subject Interest.
     (b) If, during the ROFR Option Period, the Non-Selling Member elects to acquire the Subject Interest at the price and subject to the terms and conditions set forth in the Sale Notice (upon such election, the “ROFR Accepting Member”), then such ROFR Accepting Member shall close such transaction no later than the later to occur of (i) the closing date set forth in the Sale Notice and (ii) 90 days after the Selling Member receives the ROFR Acceptance Notice.
     (c) The right of first refusal created in this Section 8.4 is an option to acquire all, but not less than all, of the Subject Interest offered for sale by the Selling Member. If the Non-Selling Member elects not to acquire the Subject Interest or the Non-Selling Member fails to make an election before the expiration of the ROFR Option Period, and the Selling Member has complied with Section 8.5, the Selling Member may Transfer the Subject Interest to the proposed Transferee named in the Sale Notice upon the terms described in the Sale Notice. If such Transfer does not occur on substantially the same terms and conditions set forth in the Sale Notice, or if such Transfer is not consummated within one hundred twenty (120) days after the Non-Selling Member’s election not to acquire the Subject Interest, then such Transfer shall be null and void ab initio and the Selling Member must again satisfy all of the requirements of this Section 8.4.
     (d) Upon consummation of any Transfer of Membership Interests in accordance with this Section 8.4 (whether to a Member or any other Person), such Transferee and all of its Membership Interest shall automatically be admitted as a Member, become a party to and be bound by this Agreement and shall thereafter have all of the rights and obligations of a Member hereunder. Notwithstanding the foregoing, all Transfers pursuant to this Section 8.4 must comply with the terms of this Agreement.
     (e) In connection with the Non-Selling Member’s decision regarding whether to exercise the option to purchase the Subject Interest as described herein, the Non-Selling Member may elect to engage a Valuation Firm to determine the current Fair Market Value of the Subject Interest. If the Non-Selling Member and the Selling Member are unable to agree on the selection of a Valuation Firm within ten (10) days after delivery of the Sale Notice, then (i) the Non-Selling Member and the Selling Member shall each select a Valuation Firm to advise them in connection with such valuation within fifteen (15) days after the delivery of the Sale Notice, and (ii) the Valuation Firms selected by the Non-Selling Member and the Selling Member shall agree on and select a third Valuation Firm within twenty (20) days after the delivery of the Sale Notice, which Valuation Firm shall be the “Valuation Firm” for the purposes of this Section 8.4(e). The Valuation Firm that is selected in accordance with procedures set forth in this Section 8.4(e) shall then, within ten (10) days after its selection, determine in good faith the then current Fair Market Value in cash of the Subject Interest and prepare and deliver to each Member a report stating such Fair Market Value and including a summary of the assumptions and basis for such determination. The cost of such report shall be borne by the Company. Notwithstanding anything in this Section 8.4 to the contrary, if a Valuation Firm is engaged pursuant to this

Section 8.4(e), the ROFR Option Period shall be extended by a number of days equal to the total number of days in the period starting from the delivery of the Sale Notice and ending on the date on which the Members receive the Valuation Firm report.
     Section 8.5 Tag-Along Right.
     (a) If (w) a Selling Member has complied with Section 8.4, (x) the Non-Selling Member has elected not to acquire the Subject Interest or has failed to make an election before the expiration of the ROFR Offer Period, (y) such Selling Member is proceeding with the Transfer of the Subject Interest pursuant to Section 8.4(c) and (z) the Subject Interest which the Selling Member proposes to Transfer represents more than twenty percent (20%) of the Selling Member’s Membership Interest, then such Selling Member shall make an offer (a “Tag-Along Offer”) to the Non-Selling Member to include in the proposed Transfer (the “Tag-Along Transfer”), on substantially the same terms and conditions set forth in the Sale Notice, all or a portion (as the case may be) of the Non-Selling Member’s Membership Interest in accordance with the provisions of this Section 8.5.
     (b) Each of the Selling Member and the Non-Selling Member shall have the right to Transfer in a Tag-Along Transfer a Percentage Interest equal to the product of (i) the total Percentage Interest of the Selling Member or Non-Selling Member (as the case may be) (expressed as a decimal) multiplied by (ii) the Subject Interest the proposed Transferee proposes to buy as stated in the Sale Notice (expressed as a percentage).
     (c) The Tag-Along Offer may be accepted by the Non-Selling Member at any time within twenty (20) days after the Non-Selling Member’s receipt of the Tag-Along Offer, which acceptance must be made by delivery of a written notice indicating such acceptance to the Selling Member (a “Tag-Along Acceptance Notice”).
     (d) The Selling Member may elect in its discretion to terminate the proposed sale of any of its Membership Interest in the Tag-Along Transfer (and shall not otherwise be deemed to owe any duty or responsibility to the Non-Selling Member to proceed), in which case, the obligations under this Section 8.5 in respect of such Tag-Along Transfer shall cease.
     (e) If for any reason the Selling Member elects to terminate or otherwise not to sell any of its Membership Interest in the Tag-Along Transfer or such Tag-Along Transfer should fail to close, the Selling Member must comply with the provisions set forth in Sections 8.4 and 8.5, to the extent applicable, prior to making any subsequent Transfer of all or any portion of its Membership Interest.
     Section 8.6 Drag-Along Right.
     (a) If (w) a Selling Member has complied with Sections 8.4 and 8.5, (x) the Non-Selling Member has (i) elected not to acquire the Subject Interest or has failed to make an election before the expiration of the ROFR Offer Period and (ii) failed to accept the Tag-Along Offer, (y) such Selling Member is proceeding with the Transfer of the Subject Interest pursuant to Section 8.4(c) and (z) the Subject Interest which the Selling Member proposes to Transfer represents more than fifty percent (50%) of the Selling Member’s Membership Interest, then the Selling Member may require the Non-Selling Member to sell in such Transfer (a “Drag-Along

Transfer”), on substantially the same terms and conditions set forth in the Sale Notice, the same proportion of its Membership Interest as is proposed to be sold by the Selling Member.
     (b) The Selling Member shall give the Non-Selling Member written notice at least twenty five (25) days prior to the anticipated closing date of the Drag-Along Transfer (a “Drag-Along Notice”). Upon delivery of the Drag-Along Notice, the Non-Selling Member shall be required to sell to the Transferee the same proportion of its Membership Interest as the Selling Member actually sells pursuant to the Drag-Along Transfer.
     (c) The Selling Member may elect in its discretion to terminate or otherwise not to sell any of its Membership Interest in the Drag-Along Transfer (and shall not otherwise be deemed to owe any duty or responsibility to the Non-Selling Member to proceed), in which case, the obligations under this Section 8.6 in respect of such Drag-Along Transfer shall cease.
     (d) If for any reason the Selling Member elects to terminate or otherwise not to sell any of its Membership Interest in the Drag-Along Transfer or such Drag-Along Transfer should fail to close, the Selling Member must comply with the provisions set forth in Sections 8.4 and 8.5, to the extent applicable, prior to making any subsequent Transfer of all or any portion of its Membership Interest.
     Section 8.7 Asset Right of First Refusal.
     (a) If the Company receives (i) a bona fide written offer from a third party for a purchase of all or a portion of the Company’s assets or properties (the “Subject Assets”) which includes a complete description of the purchase price and other terms and conditions of the transaction in which the Subject Assets would be sold, including the name of the third party purchaser and the other consideration specified in such offer (a “Subject Assets Bona Fide Offer”), (ii) the Company Board, by Unanimous Consent, determines that the Company would be willing to sell such Subject Assets at the price and on the other terms set forth in such Subject Assets Bona Fide Offer and (iii) either Member wishes to purchase such Subject Assets at the price and on the other terms set forth in such Subject Assets Bona Fide Offer, such Member (the “Potential Purchasing Member”) must notify the other Member in writing within ten (10) days after the Company’s receipt of such Subject Assets Bona Fide Offer (the “Asset Purchase Notice”). The Potential Purchasing Member shall have ten (10) days (the “Asset ROFR Option Period”) after delivering the Asset Purchase Notice in which to advise the other Member in writing (the “Asset ROFR Exercise Notice”) whether or not it will acquire all of the Subject Assets on the same terms and conditions set forth in the Subject Assets Bona Fide Offer. A failure to advise the Selling Member in writing as to whether or not it will acquire all of the Subject Assets pursuant to the preceding sentence shall be deemed to constitute an election not to acquire the Subject Assets.
     (b) If, during the Asset ROFR Option Period, the Potential Purchasing Member delivers the Asset ROFR Exercise Notice, then the Potential Purchasing Member shall close such transaction no later than the later to occur of (i) the closing date set forth in the Subject Assets Bona Fide Offer and (ii) 90 days after the delivery of the Asset ROFR Exercise Notice.

     (c) The right of first refusal created in this Section 8.7 is an option to acquire all, but not less than all, of the Subject Assets offered to be purchased by the third party. If the Potential Purchasing Member elects not to acquire the Subject Assets or the Potential Purchasing Member fails to make an election before the expiration of the Asset ROFR Option Period, and the sale of the assets has received approval of the Company Board by Unanimous Consent pursuant to Section 4.8(f) (if required), the Company may sell the Subject Assets to the proposed purchaser named in the Subject Assets Bona Fide Offer upon the terms described therein. If such sale does not occur on substantially the same terms and conditions set forth in the Subject Assets Bona Fide Offer, or if such sale is not consummated within one hundred twenty (120) days after the Potential Purchasing Member’s election not to acquire the Subject Assets, then such sale shall be null and void ab initio and the Company must again satisfy all of the requirements of this Section 8.7.
     Section 8.8 Additional Restrictions.
     (a) No Member may effect or be the subject of a Transfer, Change of Control or any other indirect transfer of its Membership Interest that would result in a termination of the Company pursuant to section 708(b)(1)(B) of the Code (each, a “Tax Termination Event”) unless such Member meets the requirements of this Section 8.8(a). Prior to any Tax Termination Event, the Transferring Member or its Ultimate Parent must offer to pay to the non-Transferring Member in cash the amount (the “Make-Whole Amount”) necessary to hold such non-Transferring Member harmless against any deferral of state or federal income tax depreciation or other increase in liability for such tax (including any change in the present value of such liability) that such Tax Termination Event would cause; provided, however, that if both Members, in any twelve (12) month period, effect or are the subject of a Tax Termination Event that requires the payment of the Make-Whole Amount to the other Member under this Section 8.8(a), then the liability for the Make-Whole Amount will be apportioned between the Members, and each Member will be individually liable for its allocated portion of the Make-Whole Amount, which shall be determined by (i) dividing the Membership Interest directly or indirectly Transferred by such Member by the total Membership Interests directly or indirectly Transferred by both Members in the applicable twelve (12) month period and (ii) multiplying the ratio calculated in (i) by the total Make-Whole Amount calculated in accordance with, and required to be paid to the other Member under, the provisions of this Section 8.8(a). For purposes of calculating the Make-Whole Amount, each non-Transferring Member will be treated as if it is a corporation for federal and state income tax purposes. In the case of any Tax Termination Event to which this Section 8.8(a) applies, the Make-Whole Amount for each Member entitled to be paid that amount will be computed on a net present value basis using: (i) the Agreed Rate in effect on the date of payment and (ii) the highest marginal applicable state and federal corporate income tax rates for the year of payment. Using those same highest marginal rates, the amount that is determined pursuant to the preceding sentence will be grossed up such that the increased amount reduced by the state and federal income tax that is deemed paid by reason of the receipt thereof is equal to the amount that is determined pursuant to the preceding sentence. If the applicable state income tax is deductible for federal income tax purposes, effect will be given to that deduction in calculating the Make-Whole Amounts. Each Member may accept this payment, or, at its sole option, receive full indemnity on such after-tax basis from the applicable Member’s Ultimate Parent for all state and federal income tax impacts relating to that Member directly resulting from the Tax Termination Event.

     (b) Notwithstanding anything to the contrary set forth in this Article VIII, no Member may effect a Transfer that, in the Company Board’s reasonable judgment, subjects the Company, the Pipeline or any of the Company’s other assets and facilities to regulation by FERC under the ICA.
ARTICLE IX
PROFITS AND LOSSES; DISTRIBUTIONS
     Section 9.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 6.3(b)) shall be allocated among the Members in each taxable year (or portion thereof) as provided in this Section 9.1.
     (a) Allocations. After giving effect to the special allocations set forth in Section 9.1(b), for each taxable year of the Company (including the taxable year in which the dissolution or liquidation of the Company occurs) all remaining items of income, gain, loss and deduction shall be allocated among the Members in proportion to their respective Percentage Interest.
     (b) Special Allocations. Notwithstanding any other provision of this Section 9.1, the following special allocations shall be made for such taxable period in the following order and priority:
          (i) Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 9.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such taxable period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provisions. For purposes of this Section 9.1(b), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 9.1(b) with respect to such taxable period (other than an allocation pursuant to Sections 9.1(b)(iv) and 9.1(b)(v)). This Section 9.1(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation section 1.704-2(f) and shall be interpreted consistently therewith.
          (ii) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Section 9.1 (other than Section 9.1(b)(i)), except as provided in Treasury Regulation section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, either Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such taxable period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 9.1(b), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 9.1(b), other than Section 9.1(b)(i) and other than an allocation pursuant to Sections 9.1(b)(vi) and 9.1(b)(ix), with respect to such taxable period.

This Section 9.1(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation section 1.704-2(i)(4) and shall be interpreted consistently therewith.
          (iii) Qualified Income Offset. In the event either Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4) through (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided that, an allocation pursuant to this Section 9.1(b)(iii) shall be made only if and to the extent that such Member would have a deficit in such Member’s Adjusted Capital Account after all other allocations provided in this Article IX have been tentatively made as if this Section 9.1(b)(iii) were not a part of this Agreement. This Section 9.1(b)(iii) is intended to be a “qualified income offset” as that term is used in Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
          (iv) Gross Income Allocations. In the event either Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulations sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided that, an allocation pursuant to this Section 9.1(b)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Article IX have been tentatively made as if this Section 9.1(b)(iv) were not a part of this Agreement.
          (v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests. If the Company Board determines by Unanimous Consent that the Company’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under section 704(b) of the Code, then the Company Board is authorized, upon notice to the Members, to revise the prescribed ratio to the numerically closest ratio which does satisfy such requirements.
          (vi) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated one hundred percent (100%) to the Member that bears the Economic Risk of Loss with respect to such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i). If both Members bear the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among the Members in accordance with the ratios in which they share such Economic Risk of Loss.

          (vii) Depreciation. Except as otherwise provided for in this Section 9.1(b), Depreciation deductions shall be allocated among the members in accordance with their Percentage Interests.
          (viii) Nonrecourse Liabilities. For purposes of Treasury Regulation section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in accordance with their respective Percentage Interests.
          (ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.
     Section 9.2 Allocations for Tax Purposes.
     (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 9.1.
     (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:
          (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution, and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 9.1.
          (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Members in a manner consistent with the principles of section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 6.3(d)(i) or 6.3(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 9.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 9.1.
          (iii) The Company Board shall apply the principles of Treasury Regulation section 1.704-3(d) to eliminate Book-Tax Disparities.

     (c) For the proper administration of the Company, the Company Board shall, by Unanimous Consent, (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions, (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions, and (iii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations under section 704(b) or section 704(c) of the Code. The Company Board may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 9.2(c) only if such conventions, allocations or amendments are consistent with the principles of section 704 of the Code and would not have a material adverse effect on the Members.
     (d) Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other Required Allocations of gain pursuant to this Section 9.2(d), be characterized as Recapture Income in the same proportions and the same extent as the Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
     (e) All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to the election under section 754 of the Code that will be made by the Company; provided, however, that such allocations, once made, shall be adjusted (in any manner determined by the Company Board by Unanimous Consent) as necessary or appropriate to take into account those adjustments permitted or required by sections 734 and 743 of the Code.
     Section 9.3 Allocations on Transfer. In the event of a Transfer of all of a Member’s Membership Interest (in accordance with the provisions of this Agreement) at any time other than the end of any fiscal year, the shares of items of Company income, gain, loss and deduction, and specially allocated items allocable to the Membership Interest Transferred, shall be allocated between the Transferring Member and the Transferee in a manner determined by the Company Board by Unanimous Consent that is not inconsistent with the applicable provisions of the Code and Treasury Regulations.
     Section 9.4 Requirement of Distributions.
     (a) Subject to the immediately succeeding sentence, within forty (40) days following the end of each fiscal quarter, notwithstanding anything to the contrary set forth in Articles VI and IX, the Company shall distribute 100% of its Available Cash with respect to such fiscal quarter to the Members in proportion to their respective Percentage Interests. All distributions required to be made under this Agreement shall be made subject to Sections 18-607 and 18-804 of the Act, as applicable.
     (b) Notwithstanding Section 9.4(a), in the event of the dissolution and liquidation of the Company, all receipts received during or after the month in which the Dissolution Event occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 11.3.

ARTICLE X
TAX STATUS, TAX ELECTIONS AND TAX MATTERS MEMBER
     Section 10.1 Tax Status. It is the intention of the Members that the Company be classified as a partnership for U.S. federal and state income tax purposes. Neither the Company nor either Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law or to be classified as other than a partnership pursuant to Treasury Regulation section 301.7701-3.
     Section 10.2 Tax Elections. The Company shall make the following elections on the appropriate forms or tax returns:
     (a) to adopt the calendar year as the Company’s fiscal year, if permitted under the Code;
     (b) to adopt the accrual method of accounting and to keep the Company’s books and records on the U.S. federal income tax method;
     (c) an election pursuant to Code section 754;
     (d) to elect to deduct the organizational expenses of the Company as permitted by Code section 709(b);
     (e) to elect to deduct the start-up expenditures of the Company as permitted by Code section 195(b); and
     (f) any other election the Tax Matters Member may deem appropriate and in the best interests of the Company or the Members.
     Section 10.3 Tax Matters Member. The “Tax Matters Member” of the Company pursuant to section 6231(a)(7) of the Code shall be La Grange, if La Grange is a Member, or if not, as selected by the Company Board by Unanimous Consent. The Tax Matters Member shall take such action as may be necessary to cause each Member to become a “notice partner” within the meaning of section 6223 of the Code and shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth business day after becoming aware thereof and, within that time, shall forward to the other Member copies of all significant written communications it may receive in that capacity. The Tax Matters Member may not take any action contemplated by sections 6222 through 6231 of the Code without the Unanimous Consent of the Company Board, but this sentence does not authorize the Tax Matters Member to take any action left to the determination of an individual Member under sections 6222 through 6231 of the Code. The Tax Matters Member shall provide each Member, upon request, access to all accounting and tax information, workpapers and schedules related to the Company.
     Section 10.4 Tax Returns; Tax Statements and Information.

     (a) Tax Returns. The Tax Matters Member shall cause, at the expense of the Company, the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company is required to file tax returns. The Tax Matters Member shall provide the other Member an opportunity to review and comment upon any such tax returns prior to the filing of such tax returns.
     (b) Tax Statements and Information.
          (i) On or before the last day of March during the existence of the Company, the Operator shall cause each Member to be furnished with all information reasonably necessary or appropriate to file its respective tax reports, including its Schedule K-1, apportionment schedules and a schedule of Company book-tax differences for the immediately preceding tax year. In addition, the Operator will cause each Member to be provided with estimates of all such information on or before the 1st day of February of each year.
          (ii) From time to time, the Operator shall cause each Member to be furnished with any other financial or tax information regarding the Company reasonably requested by such Member (or its Affiliates and designees), including, (A) book and tax basis information for the Company’s assets sufficient to allow such Member to satisfy its own obligations and make its own computations, allocations and adjustments under Code sections 704(b), 704(c) and 754 and (B) access to the service providers (including the Company’s accountants) of the Company.
     (c) Tax Sharing Agreements. The Tax Matters Member is authorized to cause the Company to enter into such tax sharing agreements among the Company and its Affiliates on such terms as the Tax Matters Member deems reasonable and appropriate, subject to compliance with Section 2.11(a) related to Affiliate Contracts.
ARTICLE XI
DISSOLUTION, WINDING-UP AND TERMINATION
     Section 11.1 Dissolution. The Company shall be dissolved and subsequently terminated upon the first to occur of the following events:
     (a) the Members’ unanimous consent in writing to dissolve the Company; or
     (b) the occurrence of a Dissolution Event, except that the Company shall not be dissolved upon the occurrence of a Dissolution Event that terminates the continued membership of a Member in the Company if, within 90 calendar days after the occurrence of such Dissolution Event, the other Member consents to the continuation of the Company.
     Section 11.2 Winding-Up. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by such party appointed by the Company Board by Unanimous Consent (the party conducting the liquidation being hereinafter referred to as the “Liquidator”), which party shall not receive any fee from the Company for acting as Liquidator hereunder. The Liquidator shall use its best efforts to reduce to cash and cash equivalent items such assets of the Company as the Liquidator shall deem it advisable to sell, subject to obtaining fair value of such assets and any tax or other legal considerations.

     Section 11.3 Final Distribution. Within 90 calendar days after the effective date of dissolution of the Company, the assets of the Company shall be distributed in the following manner and order:
     (a) to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;
     (b) to pay all creditors of the Company, either by the payment thereof or the making of reasonable provision therefor;
     (c) to establish reserves, in amounts reasonably established by the Liquidator, to meet other liabilities of the Company after the date on which the liquidation is consummated; and
     (d) to distribute the remaining assets of the Company, if any, to the Members in accordance with, and to the extent of, the positive balances in their Capital Accounts, as determined after taking into account all Capital Account adjustments (excluding adjustments made by reason of distributions pursuant to this Section 11.3(d)) for the taxable year of the Company in which the liquidation occurs (with the date of such occurrence determined pursuant to Treasury Regulation section 1.704-1(b)(2)(ii)(g)) and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).
ARTICLE XII
MISCELLANEOUS
     Section 12.1 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.
     (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the choice of Law principles thereof.
     (b) Each Member hereto irrevocably submits to the non-exclusive jurisdiction of any Texas state court or U.S. federal court sitting in the Dallas County, Texas in any Dispute arising out of or relating to this Agreement, and hereby irrevocably agrees that all Damages in respect of such Dispute may be heard and determined in such Texas state or U.S. federal court. Each Member hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Action with respect to such Dispute. The Members further agree, to the fullest extent permitted by applicable Law, that a final and nonappealable judgment against any of them in any Action with respect to any Dispute shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
     (c) To the extent that either Member has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Member hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

     (d) Each Member waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action with respect to a Dispute. Each Member certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 12.1.
     Section 12.2 Notices. Any notice called for in this Agreement shall be in writing and shall be considered sufficiently given if delivered by (a) hand, courier or overnight delivery service, (b) certified or registered mail, return receipt requested or (c) in the form of facsimile, with receipt confirmed, to a Member, at the address or facsimile number set forth below (or at such other address or facsimile number as such Member shall designate by like notice):
     If to La Grange:
La Grange Acquisition, L.P.
3738 Oak Lawn Avenue
Dallas, Texas 75219
Attention: General Counsel
Facsimile: (214) 981-0701
     If to REM:
Regency Midstream LLC
2001 Bryan Street, Suite 3700
Dallas, Texas 75201
Attention: General Counsel
Facsimile: (214) 840-5208
     Section 12.3 Inuring Clause .. This Agreement shall inure to the benefit of and be binding upon the Members and their respective successors and permitted assigns.
     Section 12.4 Waiver of Partition of Company Property .. Each Member hereby expressly and irrevocably waives any right to bring (or maintain) any Action for partition with respect to any of the Company’s assets or properties (including the Pipeline).
     Section 12.5 Amendments.
     (a) Each Member agrees that the Operator may amend this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents as may be required to reflect:
          (i) a change in the registered agent or registered office of the Company; or
          (ii) a change that the Operator believes is reasonable and necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under applicable Law or that is necessary or advisable in the opinion of counsel for the Company or the Operator to ensure that the Company will not be taxable as a corporation or otherwise taxed as an entity for United States federal income tax purposes.

     (b) Except as otherwise provided in Section 12.5(a) or otherwise expressly herein, all amendments to this Agreement must be in writing and signed by both of the Members.
     Section 12.6 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Member and delivered (including by facsimile) to the other Member.
     Section 12.7 Entire Agreement. This Agreement, the Exhibits and Schedules attached hereto, and the documents and agreements to be delivered hereunder, constitute the entire agreement between the Members with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Members other than those set forth or referred to herein and therein. Except as set forth in Section 2.3(a) and Section 2.12, this Agreement is not intended to confer upon any Person not a Member any rights or remedies hereunder.
     Section 12.8 Waivers. A Member may, only by an instrument in writing, waive compliance by the other Member with any term or provision of this Agreement. The waiver by either Member of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by a Member, and no course of dealing between the Members, shall constitute a waiver of any such right, power or remedy.
     Section 12.9 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
     Section 12.10 Interpretation; Headings.
     (a) In the event an ambiguity or questions of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if it was drafted jointly by the Members, and no presumption or burden of proof shall arise favoring or disfavoring either Member by virtue of the authorship of any provisions of this Agreement.
     (b) The Article, Section, Exhibit and Schedule headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
     Section 12.11 Further Assurances. The Members agree that, from time to time, each of them will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be necessary to effectuate the provisions, purposes and intents of this Agreement.

ARTICLE XIII
DEFINITIONS; CONSTRUCTION
     Section 13.1 Definitions. Each capitalized term used herein shall have the meaning set forth on Schedule 3 hereto.
     Section 13.2 Construction. Unless the context requires otherwise: (a) the gender (or lack thereof) of all words used in this Agreement includes the masculine, feminine and neuter, (b) references to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules of this Agreement, (c) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law including any corresponding provisions of any succeeding Law, (d) references to money refer to legal currency of the United States of America, (e) the word “including” shall mean “including, without limitation,” and (f) all capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.
Signature Page Follows.

     IN WITNESS WHEREOF, the Members have caused this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

LA GRANGE ACQUISITION, L.P.
By:	LA GP, LLC,
its general partner

By:	/s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr.
Title: Chief Financial Officer

REGENCY MIDSTREAM LLC
By:	Regency Gas Services LP,
its sole member

By:	Regency OLP GP LLC,
its general partner

By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Vice President
Signature Page to Limited Liability Company Agreement

SCHEDULE 1
INITIAL DIRECTORS
Marshall S. McCrea III
Michael J. Bradley

Schedule 1-1

SCHEDULE 3
DEFINITIONS
     “Act” means the Delaware Limited Liability Company Act, together with any successor statute, as amended from time to time.
     “Action” means any action, suit, arbitration, inquiry, proceeding, investigation, condemnation, or audit by or before any court or other Governmental Entity.
     “Adjusted Capital Account” means the Capital Account, with respect to each Member, maintained for such Member as of the end of each taxable year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation sections 1.704-2(g) and 1.704-2(i)(5)), and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Member in subsequent years under sections 704(e)(2) and 706(d) of the Code and Treasury Regulation section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 9.1(b)(i) or 9.1(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Adjusted Property” means any property, the Carrying Value of which has been adjusted pursuant to Section 6.3(d)(i) or 6.3(d)(ii).
     “Affiliate” means, with respect to any Person, a Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided, however, that (a) neither Member shall be considered an Affiliate of the Company and the Company shall not be considered an Affiliate of either Member and (b) for purposes of Section 2.10 hereof and the definitions of Operator Indemnified Parties and Non-Operator Indemnified Parties, (i) none of ETP or any of its Subsidiaries shall be considered an Affiliate of Regency and (ii) none of Regency or any of its Subsidiaries shall be considered an Affiliate of ETP.
     “Affiliate Contract” has the meaning given such term in Section 2.11(a).
     “Agreed Rate” means a rate of interest per annum that is equal to the lesser of (a) the rate published from time to time in the “Interest Rate” table of the most recent edition of The Wall Street Journal (or any successor publication thereto) designated therein as the prime rate, or, if not so published, the rate of interest publicly announced from time to time by JPMorgan Chase Bank, N.A. (or any successor bank thereto) as its prime rate, plus two percent (2%) and (b) the maximum rate permitted by applicable Law.

Schedule 3-1

     “Agreed Value” of any Contributed Property means the Fair Market Value of such property at the time of contribution as determined by the Company Board by Unanimous Consent, without regard to the liabilities deducted from Agreed Value pursuant to clause (a) of the definition of Net Agreed Value. The Company Board shall use such method as it determines by Unanimous Consent to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the Fair Market Value of each Contributed Property.
     “Agreement” has the meaning given such term in the introductory paragraph.
     “AMI Products” has the meaning given such term in Section 3.1.
     “Annual Budget” has the meaning given such term in Section 5.2(b).
     “Approved Project” has the meaning given such term in Section 3.2(a).
     “Approved Project Plan” has the meaning given such term in Section 3.2(a).
     “Arbitrable Dispute” has the meaning given such term in Section 4.10(a).
     “Arbitrator” has the meaning given such term in Section 4.10(a).
     “Area of Mutual Interest” has the meaning given such term in Section 3.1.
     “Asset Purchase Notice” has the meaning given such term in Section 8.7(a).
     “Asset ROFR Exercise Notice” has the meaning given such term in Section 8.7(a).
     “Asset ROFR Option Period” has the meaning given such term in Section 8.7(a).
     “Available Cash” means, with respect to any fiscal quarter ending prior to the dissolution or liquidation of the Company, without duplication:
          (a) the sum of all cash and cash equivalents of the Company on hand at the end of such fiscal quarter, less
          (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Company Board (by Unanimous Consent) to (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures or debt service of the Company) subsequent to such fiscal quarter or (ii) comply with applicable Law or any agreement or obligation to which the Company is a party or by which it is (or any of its assets are) bound.
     Notwithstanding the foregoing, “Available Cash” with respect to the fiscal quarter in which a liquidation or dissolution of the Company occurs and any subsequent fiscal quarter shall equal zero.
     “Bankruptcy Event” means:

Schedule 3-2

          (a) a Member has, pursuant to or within the meaning of any Bankruptcy Law, (i) commenced a voluntary case, (ii) consented to the entry of any order for relief against it in an involuntary case, (iii) consented to the appointment of a Custodian of it or for all or substantially all of its assets or (iv) made a general assignment for the benefit of its creditors; or
          (b) a court of competent jurisdiction has entered an order or decree with respect to such Member under any Bankruptcy Law that (i) is for relief against such Member in an involuntary case, (ii) appoints a Custodian of such Member or for all or substantially all of such Member’s assets, or (iii) orders the liquidation of such Member, and the order or decree remains unstayed and in effect for 60 consecutive days.
     “Bankruptcy Law” means any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law.
     “Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member’s share of the Company’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 6.3 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles. The determination of Book-Tax Disparity and a Member’s share thereof will be determined consistently with Treasury Regulation section 1.704-3(d).
     “Business” means the business conducted by the Company from time to time.
     “Business Dispute” has the meaning given such term in Section 4.9(a).
     “Capital Account” means the capital account maintained for each Member pursuant to Section 6.3.
     “Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Member contributes to the Company.
     “Carrying Value” means (a) with respect to Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts in respect of such Contributed Property and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 6.3(d)(i) and 6.3(d)(ii) to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as determined by the Company Board by Unanimous Consent.
     “Certificate” has the meaning given such term in the recitals.

Schedule 3-3

     “Change of Control” means, with respect to any Person, any event that causes such Person to cease to be Controlled by such Person’s Ultimate Parent; provided, however, that the occurrence of a merger or other combination between or among ETP and Regency shall not constitute a Change of Control.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Company” has the meaning given such term in the introductory paragraph.
     “Company Board” has the meaning given such term in Section 4.2.
     “Company Insurance” has the meaning given such term in Section 4.1(i).
     “Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Treasury Regulation section 1.704-2(b)(2) and the amount of which shall be determined in accordance with the principles of Treasury Regulation section 1.704-2(d).
     “Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 6.3(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
     “Control” means the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the Exchange Act) of:
          (a) (i) in the case of a corporation, more than fifty percent (50%) of the direct or indirect economic interest in the outstanding Equity Interests thereof; (ii) in the case of a publicly-traded master limited partnership, more than fifty percent (50%) of the direct or indirect economic interest in the outstanding Equity Interests of the general partner thereof; (iii) in the case of a limited liability company, partnership, limited partnership (other than a publicly-traded master limited partnership) or venture, the right to more than fifty percent (50%) of the distributions therefrom (including liquidating distributions); (iv) in the case of a trust or estate, including a business trust, more than fifty percent (50%) of the beneficial interest therein; and (v) in the case of any other entity, more than fifty percent (50%) of the economic or beneficial interest therein; and
          (b) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of the entity (which, in the case of a publicly traded master limited partnership, means such power and authority with respect to the general partner thereof).
     “Cost of Incremental Equity Capital” means, with respect to a Member, the percentage obtained by dividing (i) the product obtained by multiplying (A) the quarterly cash distribution amount per Common Unit most recently announced by such Member prior to the date of determination, (B) 4 and (C) the percentage obtained by adding 100% to the percentage that the general partner of such Member is entitled to receive (taking into account the general partner interest and incentive distribution rights of such general partner) of the first dollar of incremental

Schedule 3-4

cash available for distribution in excess of the aggregate amount of cash required to fund the cash distribution with respect to such Member’s Common Units and the general partner interest and the incentive distribution rights of such Member’s general partner based on the distribution rate per Common Unit for such Member specified in clause (A), by (ii) the average closing price per Common Unit of such Member for the twenty (20) trading days immediately prior to the date of determination
     “CPI-U” has the meaning given such term in the definition of “CPI-U Adjustment Amount.”
     “CPI-U Adjustment Amount” means an amount equal to the percentage difference between (a) the seasonally unadjusted Consumer Price Index for All Urban Consumers (all items), United States City Average (1982-84=100), as published by the United States Department of Labor, Bureau of Labor Statistics (the “CPI-U”), for the month of December in the year in which the CPI-U Adjustment Amount is being determined and (b) the CPI-U for the month of December in the immediately preceding calendar year.
     “Credit Standards” means, with respect to any Person, that such Person’s long-term unsecured debt securities are rated at least BB by Standard and Poor’s Rating Group (or, if such entity changes its rating system, the comparable rating under such changed system) and at least Ba2 by Moody’s Investors Services, Inc. (or, if such entity changes its rating system, the comparable rating under such changed system), in each case with stable outlook or, if either of such rating agencies is no longer in business or no longer is rating such indebtedness of such Person or its guarantor, a comparable rating of another internationally recognized rating agency acceptable to the Company Board by Unanimous Consent, or, if no internationally recognized rating agency is rating such indebtedness of such Person, that such Person has been determined to be creditworthy by the Company Board with Unanimous Consent.
     “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
     “Damages” means any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action), costs and reasonable expenses, including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever and howsoever incurred in investigating, preparing, or defending any Action, in all cases, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown.
     “Default” means the occurrence and continuation of any of the following events: (a) in the case of either Member, the failure to remedy, within five business days after such Member’s receipt of written notice thereof from the other Member, such Member’s delinquency in making any Required Contribution, (b) in the case of either Member, the occurrence of a Bankruptcy Event, (c) in the case of either Member, the failure to remedy, within thirty (30) business days after receipt of written notice thereof from the other Member, a material breach of any material representation or warranty of such Member, or the non-performance of or non-compliance with any other material agreement, obligation or undertaking of such Member (including in its

Schedule 3-5

capacity as Operator, if applicable) contained in this Agreement (other than as contemplated in clause (a) above or clause (d) below) and (d) in the case of either Member, such Member’s being the subject of a Change of Control in violation of the provisions of Article VIII.
     “Default Interest Rate” means a rate of interest per annum that is equal to the greater of (a) the rate published from time to time in the “Interest Rate” table of the most recent edition of The Wall Street Journal (or any successor publication thereto) designated therein as the prime rate, or, if not so published, the rate of interest publicly announced from time to time by JPMorgan Chase Bank, N.A. (or any successor bank thereto) as its prime rate, plus four percent (4%) and (b) twelve percent (12%); provided, however, that, notwithstanding anything to the contrary set forth in this Agreement, the Default Interest Rate shall never exceed the maximum rate permitted by applicable Law.
     “Delinquent Member” has the meaning given such term in Section 7.2(a).
     “Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such taxable year or other period, except that in the case of any Contributed Property or Adjusted Property with a Book-Tax Disparity, Depreciation for such period shall be the amount of the book basis recovered for such period under the rules prescribed in Treasury Regulation section 1.704-3(d)(2).
     “Director” means a member of the Company Board.
     “Dispute” means any claim, counterclaim, demand, cause of action, dispute, disagreement or any other controversy arising out of or relating in any way to this Agreement (including the breach hereof), the subject matter of this Agreement, or the transactions contemplated pursuant to this Agreement; provided that, for purposes of Section 12.1, a Dispute shall not include any Business Dispute.
     “Dispute Notice” has the meaning given such term in Section 4.9(a).
     “Dissolution Event” means an event causing a dissolution of the Company under Section 18-801 of the Act.
     “Drag-Along Notice” has the meaning given such term in Section 8.6(b).
     “Drag-Along Transfer” has the meaning given such term in Section 8.6(a).
     “Economic Risk of Loss” has the meaning set forth in Treasury Regulation section 1.752-2(a).
     “Effective Date” has the meaning given such term in the introductory paragraph.
     “Emergency and Maintenance Expenditures” has the meaning given such term in Section 4.8(d).

Schedule 3-6

     “Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, and whether voting or nonvoting, or certificated or noncertificated, including membership interests and partnership interests (whether general or limited), that confer on any other Person the right to receive a share of the profits and losses of, or distributions of property of, such Person, but excluding debt securities convertible or exchangeable into any of the foregoing.
     “ETP” has the meaning given such term in the introductory paragraph.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Expansion Project” has the meaning given such term in Section 3.2(a).
     “Fair Market Value” means the value of any specified interest or property, which shall not in any event be less than zero, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.
     “Federal Arbitration Act” has the meaning given such term in Section 4.10(c).
     “FERC” has the meaning given such term in Section 2.3(a).
     “for cause” has the meaning given such term in Section 4.1(d).
     “Force Majeure” means any cause affecting the Operator (or any of its Affiliates or any contractors, subcontractors or vendors engaged by the Operator) that are not reasonably within the control of the Operator and that the Operator is unable to prevent or overcome by the exercise of reasonable diligence, including (a) acts of God, (b) sabotages, acts of the public enemy, acts of terrorists, wars, blockades, insurrections, riots and epidemics, (c) fires, explosions, landslides, lightning, earthquakes, storms, floods and washouts, (d) arrests and restraints of any Person, (e) breakages, accidents or breakdowns of equipment or machinery, (f) strikes, lockouts or any other industrial, civil or public disturbances, (g) repairs or maintenance to all or any portion of the assets of the Company (or any equipment used by the Operator with respect to such assets), (h) extraordinary costs and expenses in connection with, or material delays in, obtaining any rights-of-way, easements or other property rights.
     “G&A Services Fee” has the meaning given such term in Section 5.1(c).
     “Governmental Entity” means any (a) national, state, county, municipal or local government (whether domestic or foreign) and any political subdivision thereof, (b) court or administrative tribunal, (c) other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any zoning authority or state public utility commission, or any comparable authority) and (d) non-governmental agency, tribunal or entity that is properly vested by a governmental authority with applicable jurisdiction.
     “ICA” has the meaning given such term in Section 2.3(a).

Schedule 3-7

     “La Grange” has the meaning given such term in the introductory paragraph.
     “La Grange Restricted Persons” means La Grange’s Ultimate Parent and any Subsidiaries of La Grange’s Ultimate Parent.
     “Law” means any applicable constitutional provision, statute, act, code (including the Code), law (including common law), regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision or declaration of a Governmental Entity.
     “Lien” means any lien, mortgage, security interest, pledge, charge, encumbrance, hypothecation or deposit arrangement or other arrangement having the practical effect of any of the foregoing.
     “Liquidator” has the meaning given such term in Section 11.2.
     “Make-Whole Amount” has the meaning given such term in Section 8.8(a).
     “Mandated Project” has the meaning given such term in Section 3.2(b).
     “Mandated Project Plan” has the meaning given such term in Section 3.2(b).
     “Member” or “Members” has the meaning given such term in the introductory paragraph and also includes any Person hereafter admitted to the Company as a Member, as provided in this Agreement; provided, however, that such term shall not include any Person that has ceased to be a Member in the Company.
     “Member Nonrecourse Debt” has the meaning set forth for “partner nonrecourse debt” in Treasury Regulation section 1.704-2(b)(4).
     “Member Nonrecourse Debt Minimum Gain” has the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulation section 1.704-2(i)(2).
     “Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation section 1.704-2(i), are attributable to Member Nonrecourse Debt.
     “Membership Interest” means, with respect to either Member, such Member’s respective membership interest in the Company, as adjusted pursuant to the terms of this Agreement.
     “Net Agreed Value” means (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Member or Transferee by the Company, the Company’s Carrying Value of such property (as adjusted pursuant to Section 6.3(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Member or Transferee upon such distribution or to which such property is subject at the time of distribution as determined under section 752 of the Code.

Schedule 3-8

     “NGL” means ethane, propane, butane and natural gasoline, as a mixture, that may be extracted or saved from natural gas.
     “Non-Operating Member” means the Member that is not the Operator.
     “Non-Operator Indemnified Parties” means the Company, the Non-Operating Member and its Affiliates and any of the Non-Operating Member’s and its Affiliates’ respective directors, officers, employees, agents, managers, members and representatives.
     “Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 9.2(b)(i)(A), 9.2(b)(ii)(A) or 9.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
     “Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (described in section 705(a)(2)(b) of the Code) that, in accordance with the principles of Treasury Regulation section 1.704-2(b)(1), are attributable to a Nonrecourse Liability.
     “Nonrecourse Liability” has the meaning assigned to such term in Treasury Regulation section 1.704-2(b)(3).
     “Non-Selling Member” has the meaning given such term in Section 8.4(a).
     “Notice of Cause for Removal” has the meaning given such term in Section 4.1(d).
     “Notice of Resignation” has the meaning given such term in Section 4.1(d).
     “Operator” means ETP or any successor thereto.
     “Operator Indemnified Parties” means the Company, the Operator and its Affiliates and any of the Operator’s and its Affiliates’ respective directors, officers, employees, agents, managers, members and representatives.
     “Option Member” has the meaning given such term in Section 8.3.
     “Percentage Interest” means (a) with respect to the Membership Interest owned by La Grange as of the Effective Date, seventy percent (70%), (b) with respect to the Membership Interest owned by REM as of the Effective Date, thirty percent (30%) and (c) with respect to the Membership Interest owned by any other Person admitted as a Member in accordance with the terms and provisions of this Agreement, such Person’s Membership Interest in the Company as of the effective date of such Person’s admission as a Member, in each case as adjusted pursuant to the terms of this Agreement.
     “Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization or Governmental Entity.

Schedule 3-9

     “Pipeline” means (a) that certain NGL transportation pipeline referred to as the West Texas Pipeline which extends from the Permian Basin area of west Texas and terminating at Mont Belvieu, Texas, with a capacity (at current compression) of approximately one hundred forty four thousand (144,000) barrels per day, as the same may be extended or expanded from time to time by the Company pursuant to an Approved Project or a Mandated Project and (b) any facilities related to the pipeline described in clause (a).
     “Potential Purchasing Member” has the meaning given such term in Section 8.7(a).
     “Principal Office” has the meaning given such term in Section 1.4.
     “Proposed Expansion Project Presentation” has the meaning given such term in Section 3.2(a).
     “Purchase Agreement” means that certain Purchase Agreement, dated March 22, 2011, among the Company, LDH Energy Asset Holdings LLC and Louis Dreyfus Highbridge Energy LLC, and for the limited purposes set forth therein, ETP and Regency.
     “Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by section 734 or 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
     “Regency” has the meaning given such term in the introductory paragraph.
     “REM” has the meaning given such term in the introductory paragraph.
     “REM Restricted Persons” means REM’s Ultimate Parent and any Subsidiaries of REM’s Ultimate Parent.
     “Removal Dispute Notice” has the meaning given such term in Section 4.1(d).
     “Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 9.1(b)(i), 9.1(b)(ii), 9.1(b)(iii), 9.1(b)(vi) or 9.1(b)(ix).
     “Required Contribution” has the meaning given such term in Section 7.1(b).
     “Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 9.2(b)(i)(A) or 9.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.
     “Restricted Persons” means the La Grange Restricted Persons and the REM Restricted Persons.
     “ROFR Acceptance Notice” has the meaning given such term in Section 8.4(a).

Schedule 3-10

     “ROFR Accepting Member” has the meaning given such term in Section 8.4(b).
     “ROFR Option Period” has the meaning given such term in Section 8.4(a).
     “Sale Notice” has the meaning given such term in Section 8.4(a).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Selling Member” has the meaning given such term in Section 8.4(a).
     “Subject Assets” has the meaning given such term in Section 8.7(a).
     “Subject Assets Bona Fide Offer” has the meaning given such term in Section 8.7(a).
     “Subject Interest” has the meaning given such term in Section 8.4(a).
     “Subsidiary” means, when used with respect to any Person, any Person that is Controlled by such Person.
     “Tag-Along Acceptance Notice” has the meaning given such term in Section 8.5(c).
     “Tag-Along Offer” has the meaning given such term in Section 8.5(a).
     “Tag-Along Transfer” has the meaning given such term in Section 8.5(a).
     “Tax Matters Member” has the meaning given such term in Section 10.3.
     “Tax Termination Event” has the meaning given such term in Section 8.8(a).
     “Transfer” means any voluntary or involuntary sale, assignment, transfer, conveyance, exchange, bequest, devise, gift or any other alienation (in each case, with or without consideration) of any rights, interests or obligations with respect to the Membership Interest of a Member. “Transferred” and “Transferring” shall have correlative meanings.
     “Transferee” means any Person that receives a Membership Interest through a Transfer.
     “Triggering Member” has the meaning given such term in Section 8.3.
     “Ultimate Parent” means, with respect to (a) La Grange, Energy Transfer Partners, L.L.C., (b) REM, Regency GP LLC and (c) any other Person hereinafter admitted as a Member of the Company, the Person that is designated by the Company Board with Unanimous Consent as the Ultimate Parent of such Member in connection with its admission to the Company as a Member.
     “Unanimous Consent” means the consent of Directors appointed by one or more Members collectively holding a one hundred percent (100%) Percentage Interest at the time the relevant action is taken.
     “Unanimous Consent Decision” shall have the meaning given such term in Section 4.8.

Schedule 3-11

     “Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Fair Market Value of such property as of such date (as determined under Section 6.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 6.3(d) as of such date).
     “Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 6.3(d) as of such date) over (b) the Fair Market Value of such property as of such date (as determined under Section 6.3(d)).
     “Valuation Firm” has the meaning given such term in Section 8.4(e).

Schedule 3-12